UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MASIMO CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

MASIMO CORPORATION 40 Parker Irvine, California 92618

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 2, 2013

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Masimo Corporation, a Delaware corporation (the “Company”), or any adjournment or postponement thereof. The meeting will be held on Wednesday, October 2, 2013, at 10:00 a.m. Pacific Time at the principal executive offices of the Company at 40 Parker, Irvine, California 92618, for the following purposes:

1.	To elect the following nominees as Class III directors to serve until our 2016 annual meeting of stockholders: Mr. Joe Kiani and Mr. Jack Lasersohn.

2.	To ratify the selection by the Audit Committee of the Board of Directors of Grant Thornton LLP as our independent auditors for our fiscal year ending December 28, 2013.

3.	An advisory (nonbinding) vote to approve named executive officer compensation, as presented in this Proxy Statement accompanying this Notice.

4.	To conduct any other business properly brought before the Annual Meeting and any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is August 12, 2013. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment or postponement thereof. This notice is being mailed to all stockholders of record entitled to vote at the Annual Meeting on or about August 28, 2013.

By Order of the Board of Directors

Chairman & Chief Executive Officer

Irvine, California

August 28, 2013

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY OR SUBMIT YOUR PROXY THROUGH THE INTERNET OR BY TELEPHONE AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR YOUR CONVENIENCE IF YOU CHOOSE TO SUBMIT YOUR PROXY BY MAIL. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

MASIMO CORPORATION

40 Parker

Irvine, CA 92618

PROXY STATEMENT

FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 2, 2013

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors (the “Board”) of Masimo Corporation (sometimes referred to as “we”, “Masimo” or the “Company”) is soliciting your proxy to vote at the 2013 Annual Meeting of Stockholders, or any adjournment or postponement thereof (the “Annual Meeting”). You are invited to attend the Annual Meeting and we request that you vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card or submit your proxy through the Internet or by telephone according to the instructions contained in the enclosed proxy card.

We intend to mail this Proxy Statement and the accompanying proxy card on or about August 28, 2013 to all stockholders of record entitled to vote at the Annual Meeting.

When and where will the Annual Meeting be held?

The Annual Meeting will be held on October 2, 2013, at 10:00 a.m. Pacific Time at our offices located at 40 Parker, Irvine, California 92618. Directions are set forth on the back of this Proxy Statement.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on August 12, 2013 will be entitled to vote at the Annual Meeting. At the close of business on this record date, there were 56,499,596 shares of common stock outstanding and entitled to vote and no shares of preferred stock outstanding or entitled to vote. The holders of common stock will have one vote for each share of common stock they owned as of the close of business on August 12, 2013.

Stockholder of Record: Shares Registered in Your Name

If at the close of business on August 12, 2013, your shares of common stock were registered directly in your name with our transfer agent, Computershare, Inc., then you are a stockholder of record of these shares. As a stockholder of record, you may vote either in person at the Annual Meeting or by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to complete and return the enclosed proxy card or submit your proxy through the Internet or by telephone by following the instructions provided in the proxy card to ensure that your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If at the close of business on August 12, 2013, your shares of common stock were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. Certain of these institutions offer the ability to direct your agent how to vote through the Internet or by telephone. You are also invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy issued in your name from your broker, bank or other agent considered the stockholder of record of the shares.

What am I voting on?

There are three matters scheduled for a vote at the Annual Meeting:

•	Election of two Class III nominees for director to serve until our 2016 annual meeting of stockholders or until their successors are duly elected and qualified;

•	Ratification of the selection by the Audit Committee of our Board of Grant Thornton LLP as our independent auditors for our fiscal year ending December 28, 2013; and

•	Advisory (nonbinding) vote to approve named executive officer compensation, as presented in this Proxy Statement.

Will there be any other items of business on the agenda?

Aside from the election of directors, ratification of the selection of the independent registered public accounting firm, and the advisory vote to approve the compensation of our named executive officers, the Board knows of no matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board will be voted with respect thereto in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

What is the Masimo Board’s voting recommendation?

Masimo’s Board recommends that you vote your shares:

•	“For” both of the nominees to the Board;

•	“For” the ratification of the Audit Committee’s selection of Grant Thornton LLP as Masimo’s independent registered public accounting firm; and

•	“For” the approval, on an advisory basis, of our named executive officer compensation, as set forth in this Proxy Statement.

How do I vote?

For each proposal, you may vote “For” or “Against” or abstain from voting. The procedures for voting are described below, based upon your form of ownership.

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive.

If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy using the enclosed proxy card, vote by proxy on the Internet or vote by proxy over the telephone. The procedures for voting by proxy are as follows:

•	To vote by proxy using the enclosed proxy card, complete, sign and date your proxy card and return it promptly in the envelope provided.

•	To vote by proxy on the Internet, go to www.investorvote.com/MASI and follow the instructions set forth on the Internet site.

•	To vote by proxy over the telephone, dial the toll-free phone number listed on your proxy card under the heading “Vote by telephone” using a touch-tone phone and follow the recorded instructions.

If you vote by proxy, your vote must be received by 11:00 p.m. Pacific Time on September 30, 2013, to be counted.

We provide Internet and telephone proxy voting with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet and telephone access, such as usage charges from Internet access providers and telephone companies.

Beneficial Owner: Shares Registered in the Name of Your Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Masimo. To ensure that your vote is counted, simply complete and mail the proxy card or, if provided by your agent, follow the instructions for submitting your proxy through the Internet or by phone. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent in whose name the shares are registered. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

How do I vote my Masimo shares held through the Masimo Retirement Savings Plan?

If you hold shares of Masimo common stock through the Masimo Retirement Savings Plan (the “Savings Plan”) as of the record date, your proxy will also serve as a voting instruction for Principal Financial Group (“Principal”), which serves as the administrator of the Savings Plan, with respect to shares of Masimo common stock that you hold through the Savings Plan. You should sign the proxy card and return it in the enclosed envelope, or you may submit your proxy over the Internet or by telephone by following the instructions on the enclosed card. We will notify Principal of the manner in which you have directed your Savings Plan shares to be voted. Principal will vote your Savings Plan shares as of the record date in the manner that you direct. If we do not receive your voting instructions from you by September 30, 2013, Principal will vote your Savings Plan shares as of the record date in the same manner, proportionally, as it votes the other shares of common stock for which proper and timely voting instructions of other Savings Plan participants have been received by Principal.

How many votes do I have?

On each matter to be voted upon, holders of common stock will have one vote for each share of common stock they owned as of the close of business on August 12, 2013, the record date for the Annual Meeting.

Will my vote be kept confidential?

Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed, except as required by law.

Who is paying for this proxy solicitation?

We will bear the cost of soliciting proxies for the Annual Meeting. We will ask banks, brokerage houses, fiduciaries and custodians holding shares of Masimo common stock in their names for others to send proxy materials to and obtain proxies from the beneficial owners of such shares, and we will reimburse them for their reasonable expenses in doing so. In addition, we have retained Alliance Advisors to act as a proxy solicitor in conjunction with the Annual Meeting and expect to pay the firm between $20,000 and $25,000 in fees, reasonable expenses, costs and disbursements for proxy solicitation services. We and our directors, officers and regular employees may supplement the proxy solicitor’s solicitation of proxies by mail, personally, by telephone or by other appropriate means. No additional compensation will be paid to directors, officers or other regular employees for such services.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy in any one of four ways:

•	You may submit another properly completed and executed proxy card with a later date;

•	You may submit a new proxy through the Internet or by telephone (1-800-652-VOTE) (your latest Internet or telephone instructions submitted prior to the deadline will be followed);

•	You may send a written notice that you are revoking your proxy to our Corporate Secretary, c/o Masimo Corporation, 40 Parker, Irvine, California 92618; or

•	You may attend the Annual Meeting and vote in person. However, simply attending the Annual Meeting will not, by itself, revoke your proxy.

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, follow the voting instructions from that organization included with these proxy materials, or contact that organization to determine how you may revoke your proxy.

Votes will be counted by the inspector of election appointed for the Annual Meeting.

How are my shares voted if I give no specific instruction?

We must vote your shares as you have instructed. If there is a matter on which a stockholder of record has given no specific instruction but has authorized us generally to vote the shares, they will be voted as follows:

•	“For” the election of the two Class III director nominees;

•	“For” the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2013; and

•	“For” the approval, on an advisory basis, of our named executive officer compensation, as set forth in this Proxy Statement.

This authorization would exist, for example, if a stockholder of record merely signs, dates and returns the proxy card but does not indicate how its shares are to be voted on one or more proposals. If other matters properly come before the Annual Meeting and you do not provide specific voting instructions, your shares will be voted at the discretion of the proxies.

If your shares are held in street name, see “What is a broker non-vote?” below regarding the ability of banks, brokers and other such holders of record to vote the uninstructed shares of their customers or other beneficial owners in their discretion and regarding broker non-votes.

What is a broker non-vote?

Under rules that govern banks, brokers and others who have record ownership of company stock held in brokerage accounts for their clients who beneficially own the shares, these banks, brokers and other such holders who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on certain matters (“discretionary matters”) but do not have discretion to vote uninstructed shares as to certain other matters (“non-discretionary matters”). Only the ratification of auditors is discretionary matter at the Annual Meeting under these rules. A broker may return a proxy card on behalf of a beneficial owner from whom the broker has not received voting instructions that casts a vote with regard to discretionary matters but expressly states that the broker is not voting as to non-discretionary matters. The broker’s inability to vote with respect to the non-discretionary matters with respect to which the broker has not received voting instructions from the beneficial owner is referred to as a “broker non-vote.”

What are the voting requirements that apply to the proposals discussed in this Proxy Statement?

Proposal	Vote Required	Discretionary Voting Allowed?
1. Election of Directors	Majority Cast	No
2. Ratification of Auditors	Majority Entitled	Yes
3. Advisory Vote to Approve our Executive Compensation Program	Majority Entitled	No

A “majority cast,” with regard to the election of directors, means the number of votes cast “for” a nominee’s election must exceed the number of votes cast “against” such nominee’s election. A “majority entitled,” with regard to the ratification of auditors and the advisory vote to approve our executive compensation program, means the proposal receives a number of “for” votes that is a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting.

“Discretionary voting” occurs when a bank, broker, or other holder of record does not receive voting instructions from the beneficial owner and votes those shares at its discretion on any proposal as to which rules permit such bank, broker, or other holder of record to vote. As noted above, when banks, brokers, and other holders of record are not permitted under the rules to vote the beneficial owner’s shares, the affected shares are referred to as “broker non-votes.”

Although the advisory vote on Proposal No. 3 is non-binding, as provided by law, our Board will review the results of the votes and, consistent with our record of shareowner engagement, will consider the results in making a determination concerning executive compensation.

What is the effect of abstentions and broker non-votes?

Abstentions: Under Delaware law (under which Masimo is incorporated), abstentions are counted as shares present and entitled to vote at the Annual Meeting, but they are not counted as shares cast. Therefore, abstentions will have no effect on Proposal No. 1—Election of Directors, and abstentions will have the same effect as a vote “against”: Proposal No. 2—Ratification of Auditors; and Proposal No. 3—Advisory Vote to Approve our Executive Compensation Program.

Broker Non-Votes: As a result of a change in rules related to discretionary voting and broker non-votes, banks, brokers, and other such record holders are no longer permitted to vote the uninstructed shares of their customers on a discretionary basis in the election of directors or on executive compensation program matters. Because broker non-votes are not considered under Delaware law to be entitled to vote at the Annual Meeting, they will have no effect on the outcome of the vote on: Proposa1 No. 1—Election of Directors; and Proposal No. 3—Advisory Vote to Approve our Executive Compensation Program. As a result, if you hold your shares in street name and you do not instruct your bank, broker, or other such holder how to vote your shares in the election of directors or the advisory vote related to the approval of our executive compensation program, no votes will be cast on your behalf on these proposals. Therefore, it is critical that you indicate your vote on these proposals if you want your vote to be counted. The proposal to ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2013 should be considered a non-discretionary matter. Therefore, your broker will be able to vote on this proposal even if it does not receive instructions from you, so long as it holds your shares in its name.

What happens if an incumbent director nominee does not receive a majority of the votes cast for his reelection?

Our Bylaws require that if an incumbent director nominee does not receive a majority of the votes cast for his reelection, such incumbent nominee is to promptly tender his resignation to the Board. Our Nominating, Compliance and Corporate Governance Committee will then make a recommendation to the full Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. Our Board will then decide whether to accept or reject the resignation, taking into account the Nominating, Compliance and Corporate Governance Committee’s recommendation. The determination of our Board and the rationale behind the decision will be publicly disclosed (by a press release, a filing with the Securities and Exchange Commission (the “SEC”) or other broadly disseminated means of communication) within 90 days from the date of the certification of the election results of our Annual Meeting. If the incumbent director’s resignation is not accepted by our Board, the director will continue to serve until his successor is duly elected, or his earlier resignation or removal. If a director’s resignation is accepted by our Board, then our Board may fill any resulting vacancy or decrease the size of the Board.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of our outstanding shares of common stock are represented by votes at the Annual Meeting or by proxy. At the close of business on August 12, 2013, the record date for the Annual Meeting, there were 56,499,596 shares of common stock outstanding. Thus, a total of 56,499,596 shares are entitled to vote at the Annual Meeting and holders of common stock representing at least 28,249,799 votes must be represented at the Annual Meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or if one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the Annual Meeting. Abstentions will be counted towards the quorum requirement. Broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or a majority of the shares present at the Annual Meeting may adjourn the Annual Meeting to another date.

Who will count the votes?

The votes will be counted, tabulated and certified by Computershare, Inc., Masimo’s transfer agent and registrar for the Company’s common stock.

I also have received a copy of Masimo Corporation’s Annual Report on Form 10-K, as amended. Is that a part of the proxy materials?

Our Annual Report on Form 10-K for the fiscal year ended December 29, 2012, as filed with the SEC on February 15, 2013, as amended by Amendment No. 1 to our Annual Report on Form 10-K/A for the fiscal year ended December 29, 2012, as filed with the SEC on April 29, 2013 (the “Form 10-K”), accompanies this Proxy Statement. This document constitutes our Annual Report to Stockholders, and is being made available to all stockholders entitled to receive notice of and to vote at the Annual Meeting. Except as otherwise stated, the Form 10-K is not incorporated into this Proxy Statement and should not be considered proxy solicitation material.

How can I find out the results of the voting at the Annual Meeting?

Voting results are expected to be announced at the Annual Meeting and will also be disclosed in a Current Report on Form 8-K (the “Form 8-K”) that we will file with the SEC within four business days of the date of the Annual Meeting. In the event the results disclosed in our Form 8-K are preliminary, we will subsequently amend the Form 8-K to report the final voting results within four business days of the date that such results are known.

When are stockholder proposals due for next year’s annual meeting of stockholders?

We expect to hold our 2014 annual meeting of stockholders on or about June 5, 2014 and to mail proxy materials on or about April 25, 2014. Stockholders may submit proposals on matters appropriate for stockholder action at the 2014 annual meeting of the Company’s stockholders consistent with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be considered for inclusion in proxy materials for our 2014 Annual Meeting of Stockholders, a stockholder proposal must be submitted in writing no later than December 26, 2013 to our Corporate Secretary at 40 Parker, Irvine, California 92618. If you wish to submit a proposal that is not to be included in the proxy materials for our 2014 Annual Meeting of Stockholders, your proposal generally must be submitted in writing to the same address no later than March 7, 2014. Please review our bylaws, which contain additional requirements regarding advance notice of stockholder proposals. You may view our bylaws by visiting the SEC’s Internet website at www.sec.gov.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Overview

Masimo’s Board of Directors presently has six members and is divided into three classes, designated Class I, Class II and Class III. Each class consists of two directors and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors in office (even though the remaining directors may constitute less than a quorum). A director elected by our Board to fill a vacancy in a Class, including a vacancy created by an increase in the number of directors, will serve for the remainder of the full term of that Class and until the director’s successor is elected and qualified or until the director’s earlier death, resignation or removal.

The term of office of the two Class III directors expires in 2013. Based on the recommendation of our Nominating, Compliance and Corporate Governance Committee, the Board has nominated each of the current Class III directors listed below for election to the Board. If elected at the Annual Meeting, each of these nominees would serve until the 2016 annual meeting of stockholders and until his successor is elected and qualified or, if sooner, until the director’s death, resignation or removal. During fiscal year 2011, our Board amended our Bylaws to provide for a majority voting standard for uncontested elections of directors. This standard states that in uncontested director elections, a director nominee will be elected only if the number of votes cast “For” the nominee exceeds the number of votes cast “Against” the nominee. Under our Bylaws, in the event an incumbent nominee does not receive a majority of the votes cast for the incumbent director’s re-election, the incumbent director is required to promptly tender his resignation to the Board. Our Nominating, Compliance and Corporate Governance Committee will then make a recommendation to the full Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. Our Board will then decide whether to accept or reject the resignation, taking into account the Nominating, Compliance and Corporate Governance Committee’s recommendation. The determination of our Board and the rationale behind the decision will be publicly disclosed (by a press release, a filing with the SEC or other broadly disseminated means of communication) within 90 days from the date of the certification of the election results of our Annual Meeting. If the incumbent director’s resignation is not accepted by our Board, the director will continue to serve until his successor is duly elected, or his earlier resignation or removal. If a director’s resignation is accepted by our Board, then our Board may fill any resulting vacancy or decrease the size of the Board.

Each nominee has agreed to serve as a director if elected. We have no reason to believe that any nominee will be unable to serve.

There are no family relationships between or among any of our officers or directors, except that Mr. McClenahan and Mr. Jansen are brothers-in-law.

Nominees

The following sets forth the names and ages, as of July 15, 2013, of the nominees for director and each director whose term will continue after the Annual Meeting, and certain other information about them.

Nominees for Election for a Three-Year Term Expiring at the 2016 Annual Meeting of Stockholders

Joe Kiani, age 48, is the founder of Masimo and has served as Chief Executive Officer and Chairman of the Board since our inception in 1989. He is an inventor on more than 50 patents related to signal processing, sensors and patient monitoring, including patents for the invention of measure-through motion and low-perfusion pulse oximetry. Mr. Kiani holds a B.S.E.E. and an M.S.E.E. from San Diego State University. As the founder of Masimo, and as the Company’s Chairman and CEO since its formation in 1989, Mr. Kiani has the deepest understanding of Masimo, our history, our culture and our technology. He has broad experience in a wide range of functional areas, including strategic planning, strategic investments, engineering and development, and legal and governmental affairs. Mr. Kiani is critical to the Company’s continued development and growth. He also brings to the Board his experience in serving as the Chairman of a non-profit organization.

Jack Lasersohn, age 60, has served as a member of our Board since January 1995. Mr. Lasersohn has been a general partner, or a principal of the general partner, of The Vertical Group, L.P., a private venture capital firm that is focused on the fields of medical technology and biotechnology. He has over 27 years of experience in health care venture capital investments. Prior to joining The Vertical Group’s predecessor, F. Eberstadt, in 1981, Mr. Lasersohn was a corporate attorney with Cravath, Swaine & Moore LLP. Mr. Lasersohn has served on the Board of OncoMed Pharmaceuticals, Inc. (OMED), a publicly-traded clinical development-stage biopharmaceutical company, since July 2005. He also serves on the boards of a number of private medical device and biotechnology companies. Mr. Lasersohn is the past Chairman of the Medical Industry Group of the National Venture Capital Association (“NVCA”) and previously served on the Executive Committee of the Board of Directors of the NVCA. Mr. Lasersohn has also served, by appointment, on various committees advising the U.S. Food and Drug Administration (FDA) and Medicare. He holds a B.S. in Physics from Tufts University, an M.A. from The Fletcher School of Law and Diplomacy, and a J.D. from Yale Law School. The totality of his professional experience, which has provided him with extensive expertise in medical device, biotechnology and other life sciences companies, has provided Mr. Lasersohn with the background and experience of board processes, function, compensation practices and oversight of management, which is valuable to the Board and the Compensation Committee, and in his role as Chairperson of the Nominating, Compliance and Corporate Governance Committee. Mr. Lasersohn also brings to the Board his experience in serving on the boards of directors and key committees of other public companies throughout his career, including a number of life sciences companies, which is important during Board discussions regarding our strategy and business operations.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE FOR THE ELECTION OF EACH NOMINEE NAMED ABOVE.

Directors Continuing in Office Until the 2014 Annual Meeting of Stockholders

Steven J. Barker, Ph.D., M.D., age 68, has served as a member of our Board since October 2005. Dr. Barker has served as Professor and Chairman of Anesthesiology, University of Arizona College of Medicine, since October 1995. He also holds a joint appointment as Professor of Mechanical and Aerospace Engineering. From August 1990 to October 1995, Dr. Barker was Chairman of Anesthesiology at the University of California, Irvine. Dr. Barker was an oral examiner for the American Board of Anesthesiology for 15 years. He was also the founding Section Editor for Technology, Computing, and Simulation in the journal Anesthesia and Analgesia. He holds a B.S. in Physics from Harvey Mudd College, an M.S. and Ph.D. in Mechanical Engineering from the California Institute of Technology, and an M.D. from the University of Miami. Our Nominating, Compliance and Corporate Governance Committee believes that Dr. Barker’s combined academic and medical background, as well as his in-depth knowledge of the healthcare industry and hospital operations, academic administration and managed care industry, provide him with a critical perspective regarding Masimo’s products, technologies and prospects. His medical background, including his expertise in anesthesiology, is particularly relevant to Masimo when the Company evaluates its products and technologies. In addition, Dr. Barker is able to provide us with the unique perspective of a physician who is also an engineer.

Sanford Fitch, age 72, has served as a member of our Board since November 2006. Mr. Fitch has served as a director and Audit Committee Chairman of Iridex Corp., a public company that designs, develops, manufactures and sells medical laser systems since 2004. Mr. Fitch served as a director and Audit Committee Chairman of FoxHollow Technologies, Inc., a public company that designed, developed, manufactured and sold medical devices, from June 2004 until October 2007. He also served as a director and Audit Committee Chairman of Conceptus, Inc., a public medical device company, from December 1994 until April 2004. Mr. Fitch was Chief Financial Officer and Senior Vice President of Operations of Conceptus, Inc. from December 1994 through October 1998. Mr. Fitch also served as Chief Financial Officer of several start-up technology companies from 1998 until 2002. From December 1990 to January 1994, Mr. Fitch served as Chief Financial Officer of

SanDisk Corp., a manufacturer of flash memory devices. From 1983 through 1989, Mr. Fitch was the Chief Financial Officer of Komag Inc., a manufacturer of rigid thin film media for the disk drive industry. Mr. Fitch holds a B.S. in Chemistry and an M.B.A. from Stanford University. Our Nominating, Compliance and Corporate Governance Committee finds Mr. Fitch’s financial background to be extremely helpful to the Board and suited to his role as Chairperson of our Audit Committee. Mr. Fitch brings to us previous experience as a Chief Financial Officer for multiple companies over his long career, and as audit committee chairperson of a public company, which uniquely qualifies him to serve as our Audit Committee Chairperson. In addition to his leadership and management skills, Mr. Fitch has considerable financial, auditing, risk management and corporate governance experience and he is an audit committee financial expert under the SEC’s rules, all of which enable him to make valuable contributions to the Board and the Audit Committee.

Directors Continuing in Office Until the 2015 Annual Meeting of Stockholders

Edward L. Cahill, age 60, has served as a member of our Board since January 1999. Mr. Cahill has served as Managing Partner of HLM Venture Partners, a venture capital firm that invests primarily in emerging companies focused on health care information technology, health care services and medical technology, since May 2000. From June 1995 to May 2000, Mr. Cahill served as a founding partner of Cahill, Warnock & Company (now Camden Partners), a Baltimore venture capital firm. Previously, Mr. Cahill was a Managing Director of Alex, Brown & Sons, an investment services brokerage, where he headed the firm’s health care group from January 1986 through March 1995. Mr. Cahill is also a director of several private health care companies and serves as a trustee of Johns Hopkins Medicine, Johns Hopkins Health System and Mercy Health Services. Mr. Cahill holds an A.B. in American Civilization from Williams College and a Master of Public and Private Management degree from Yale University. Our Nominating, Compliance and Corporate Governance Committee believes Mr. Cahill’s diverse and extensive board of directors and management experience, which has included public and private companies in the life sciences industry, provides him with key skills in working with directors, understanding board process and functions and working with financial statements. He brings to our Board the perspective of an experienced long-term investor in numerous biotechnology companies, as well as a strong financial management background, all of which qualify him for our Audit Committee. In addition, Mr. Cahill has extensive experience with mergers and acquisitions.

Robert Coleman, Ph.D., age 67, has served as a member of our Board since February 1997. Since October 1997, Dr. Coleman has served as Chairman of WaveSense, a developer of analytical nanotechnologies for use in cellular and molecular assay markets. In December 2010, Dr. Coleman became a board member at Therix Medical Development, Ltd., an early stage technology development and investment company focused on medical devices and diagnostics. In February 2011, Dr. Coleman became Chairman and CEO of Bluegrass Vascular Technologies, a company focused on solving difficult central venous access problems. He also served as a board member of SensAble Technologies, a developer of 3D touch-enabled (force feedback) solutions and technology, from April 1996 to November 2011 and as a board member of IntelliDX Inc., a developer of automated bedside blood analyzers, from August 2008 to January 2010. Dr. Coleman was a member of the board of directors of VivoMedical Inc., an early-stage medical device company that develops non-invasive glucose monitors, from October 2006 to February 2009. Dr. Coleman was President and CEO of MediSense, Inc., a manufacturer of blood glucose self-testing devices, from 1991 to May 1996, and President of MediSense, Inc., an Abbott Laboratories Company, from June 1996 to December 1996. He co-founded Nova Biomedical Corporation, a manufacturer of clinical laboratory equipment, and served as its President and CEO from April 1976 to August 1991. Dr. Coleman holds a B.S. in Chemistry from Morehead State University and a Ph.D. in Analytical Chemistry from the University of Tennessee. Our Nominating, Compliance and Corporate Governance Committee believes Dr. Coleman’s diverse and far-ranging executive and operational experience as a chief executive officer of multiple companies, including MediSense and Nova Biomedical, has provided him with a deep understanding of overseeing compensation practices and finance matters, and qualifies him to serve as a member of our Audit Committee and Nominating, Compliance and Corporate Governance Committee and as the Chairperson of our Compensation Committee. In addition, Dr. Coleman’s analytical skills and broad experience with life sciences companies allows him to assist our Board in evaluating and refining our business strategies and commercial objectives.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

General

This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of our Corporate Governance Guidelines, the charters of the committees of our Board and our Code of Business Conduct and Ethics described below may be viewed on our Internet website at http://ir.masimo.com under “Corporate Governance.” Alternately, you can request a copy of any of these documents free of charge by writing to our Corporate Secretary, c/o Masimo Corporation, 40 Parker, Irvine, California 92618.

Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines to assist the Board in the exercise of its duties and responsibilities and to serve the best interests of Masimo and our stockholders. These guidelines, which provide a framework for the conduct of the Board’s business, provide that:

•	it is our policy that except in unusual circumstances, the positions of the Chairman of our Board and our Chief Executive Officer be held by the same person;

•	ordinarily, directors should not serve on more than four boards of publicly-traded companies, including our Board;

•	we encourage outside directors to purchase and own shares of our common stock; and

•	our Board does not endorse term limits on directors.

Independence of the Board of Directors

Our Board has the responsibility for establishing corporate policies and for the overall performance of the Company, although it is not involved in day-to-day operations. As required under the marketplace rules of The Nasdaq Stock Market LLC (“Nasdaq”), a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by our Board. Our Board consults with our counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in applicable Nasdaq rules, as in effect from time to time. Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and Masimo, our senior management and our independent auditors, our Board has determined that all of our directors other than Mr. Kiani are independent, as defined in Nasdaq Listing Rule 5605(a)(2).

Board Leadership Structure

Our Board believes that our Chief Executive Officer is best situated to serve as Chairman because he is the director that is most familiar with our business and industry, possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing us and is therefore best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. Our independent directors bring experience, oversight and expertise from outside the company and industry, while the Chief Executive Officer brings company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer facilitates information flow between management and the Board, which is essential to effective governance. The Company has no lead independent director.

Board’s Role in Risk Oversight

Our Board has an active role, as a whole and also at the committee level, in overseeing management of our risks. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our Audit Committee oversees management of financial risks and our Nominating, Compliance and Corporate Governance Committee oversees management of risks associated with environmental, health, safety and other non-financial concerns and manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire Board is informed about such risks by the committees.

Information Regarding the Board of Directors

We are committed to maintaining the highest standards of business conduct and ethics. Our Board has adopted Corporate Governance Guidelines to assure that our Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices our Board will follow with respect to board composition and selection, board meetings and board committees, Chief Executive Officer performance evaluation and compensation. Our Board adopted the Corporate Governance Guidelines to, among other things, reflect changes to the Nasdaq listing standards and SEC rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. Our Corporate Governance Guidelines may be viewed on our Internet website at http://ir.masimo.com under “Corporate Governance.”

Meetings

Our Board meets on a regular basis throughout the year to review significant developments affecting the Company and to act upon matters requiring its approval. Our Board also holds special meetings as required from time to time when important matters arise requiring Board action between scheduled meetings. During 2012, our Board met seven times and acted by unanimous written consent one time. None of our directors attended fewer than 75% of the total number of meetings of the Board and of the committees (on which the director served) held during 2012.

Executive Sessions

As required under applicable Nasdaq listing standards, our independent directors periodically meet in executive session at which only they are present.

Policy Regarding Board Member Attendance at Annual Meetings

It is the policy of our Board to invite directors and nominees for director to attend annual meetings of our stockholders. We held one annual meeting of stockholders in 2012. Mr. Kiani was the only member of our Board who attended the meeting.

Information Regarding Board Committees

Our Board has established a standing Audit Committee, Compensation Committee and Nominating, Compliance and Corporate Governance Committee to devote attention to specific subjects and to assist it in the discharge of its responsibilities. All three committees operate under a written charter adopted by our Board, each of which is available on our Internet website at http://ir.masimo.com under “Corporate Governance.” In fiscal year 2012, we consolidated the Nominating and Corporate Governance Committee with the Compliance Committee and formed the Nominating, Compliance and Corporate Governance Committee. The following table provides membership and meeting information for fiscal year 2012 for the Audit Committee, Compensation Committee and Nominating, Compliance and Corporate Governance Committee. Each director attended at least 75% of the aggregate of the total number of Board meetings and the total number of meetings of the committees of Board on which he served, held during the period for which he was a committee member.

Name	Audit		Compensation		Nominating, Compliance and Corporate Governance		Nominating and Corporate Governance		Compliance Committee
Employee Director:
Joe Kiani	—		—		—		—		—
Non-Employee Directors:
Steven J. Barker, Ph.D., M.D.	—		X		X		X		X
Edward L. Cahill	X		—		—		X		—
Robert Coleman, Ph.D.	X		X	(1)	X		—		X
Sanford Fitch	X	(1)	—		—		—		—
Jack Lasersohn	—		X		X	(1)	X	(1)	X	(1)

Total meetings in fiscal year 2012	5		5		2	(2)	3	(2)	4	(2)
Total actions by written consent in fiscal year 2012	0		4		0		0		0

(1)	Committee Chairperson.
(2)	Effective October 25, 2012, the Nominating and Corporate Governance Committee and the Compliance Committee were consolidated to form the Nominating, Compliance and Corporate Governance Committee.

Below is a description of each committee of our Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his individual exercise of independent judgment with regard to Masimo.

Audit Committee

We have a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Our Audit Committee is comprised of Mr. Cahill, Dr. Coleman and Mr. Fitch. Mr. Fitch serves as the Chairperson of the Audit Committee. The functions of this Committee include, among others:

•	evaluating our independent registered public accountant’s qualifications, independence and performance as our independent auditors;

•	determining the engagement of our independent auditors;

•	approving the retention of our independent auditors to perform any proposed audit and permissible non-audit services;

•	discussing with our management and our independent auditors the design, implementation and effectiveness of our internal controls;

•	establishing and overseeing the processes and procedures for the receipt and treatment of any complaints regarding accounting, internal controls or audit matters;

•	reviewing our financial statements;

•	reviewing our critical accounting policies and estimates;

•	discussing with our management and our independent auditors the results of the annual audit and the review of our quarterly financial statements; and

•	reviewing and evaluating, at least annually, the performance of the Audit Committee and its members, including compliance of the Audit Committee with its charter.

Typically, the Audit Committee meets at least quarterly and with greater frequency if necessary. Our Board has adopted a written charter of the Audit Committee that is available to stockholders on our Internet website at http://ir.masimo.com under “Corporate Governance.”

Under the applicable rules and regulations of Nasdaq, each member of a company’s audit committee must be considered independent in accordance with Nasdaq Listing Rule 5605(c)(2)(A)(i) and (ii) and Rule 10A-3(b)(1) under the Exchange Act. Our Board reviews the Nasdaq Listing Rule standards and Exchange Act definitions of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Nasdaq Listing Rule 5605(c)(2)(A)(i) and (ii)). Our Board has determined that all members of our Audit Committee also meet the requirements for financial literacy under the Nasdaq Listing Rules.

Our Board has determined that Mr. Fitch, the Chairperson of our Audit Committee, is an audit committee financial expert, as defined under applicable SEC rules, and that Mr. Fitch meets the background and financial sophistication requirements under Nasdaq Listing Rule 5605(c)(2)(A). In making this determination, the Board made a qualitative assessment of Mr. Fitch’s level of knowledge and experience based on a number of factors, including his formal education and experience. Both our independent registered public accounting firm and internal financial personnel regularly meet privately with our Audit Committee and have unrestricted access to this committee.

AUDIT COMMITTEE REPORT

Our Audit Committee is composed of “independent directors,” as determined in accordance with Nasdaq Listing Rule 5605(a)(2) and Rule 10A-3 of the Exchange Act. The Audit Committee operates pursuant to a written charter adopted by the Board, a copy of which may be viewed on our Internet website at http://ir.masimo.com under “Corporate Governance.”

As described more fully in its charter, the purpose of the Audit Committee is to assist our Board with its oversight responsibilities regarding the integrity of our financial statements, assessing the independent registered public accounting firm’s qualifications and independence and the performance of the persons performing internal audit duties for us and the independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of our financial statements as well as our financial reporting process, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally-accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The following is the Audit Committee’s report submitted to the Board for 2012.

The Audit Committee has:

•	reviewed and discussed our audited financial statements with management and Grant Thornton LLP, the independent registered public accounting firm;

•

discussed with Grant Thornton LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

received from Grant Thornton LLP the written disclosures and the letter regarding their communications with the Audit Committee concerning independence as required by the Public Company Accounting Oversight Board and discussed the auditors’ independence with them.

In addition, the Audit Committee has met separately with management and with Grant Thornton LLP.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 29, 2012 for filing with the Securities and Exchange Commission. The Audit Committee also has selected and engaged Grant Thornton LLP as Masimo’s independent auditors for the fiscal year ending December 28, 2013, and is seeking ratification of the selection by Masimo’s stockholders.

Audit Committee

Mr. Edward L. Cahill

Dr. Robert Coleman

Mr. Sanford Fitch

This foregoing audit committee report is not “soliciting material,” is not deemed “filed” with the SEC, and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing of ours under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent we specifically incorporate this report by reference.

Compensation Committee

Our Compensation Committee is comprised of Drs. Barker and Coleman and Mr. Lasersohn. Dr. Coleman serves as the Chairperson of our Compensation Committee. The functions of this committee include, among others:

•	reviewing and approving our general compensation strategy;

•	establishing annual and long-term performance goals for our executive officers;

•	conducting and reviewing with the Board an annual evaluation of the performance of our executive officers;

•	considering the competitiveness of the compensation of our executive officers;

•

reviewing and approving all salaries, bonuses, equity awards, perquisites, post-service arrangements, and other compensation and benefit plans for our Chief Executive Officer and all other executive officers;

•

reviewing and approving the terms of any offer letters, employment agreements, termination agreements or arrangements, change-in-control agreements and other material agreements between us, on the one hand, and any of our executive officers, on the other;

•

acting as the administering committee of our Board for our stock and bonus plans and for any equity or cash compensation arrangements, including establishing performance metrics, determining bonus payouts and granting equity awards to employees and executive officers;

•	providing oversight for our overall compensation plans and benefit programs;

•	reviewing and approving compensation programs as well as salaries, fees, bonuses and equity awards for the non-employee members of our Board;

•	reviewing and discussing with management the annual Compensation Discussion and Analysis disclosure and the related tabular presentations regarding named executive officer compensation;

•	overseeing risks and exposures associated with executive compensation programs and arrangements, including incentive plans; and

•	reviewing and evaluating, at least annually, the performance of the Compensation Committee and its members, including compliance of the Compensation Committee with its charter.

Our Board has adopted a written charter of the Compensation Committee that is available to stockholders on our Internet website at http://ir.masimo.com under “Corporate Governance.” Our Board has determined that all members of our Compensation Committee are independent (as independence is currently defined in Nasdaq Listing Rule 5605(a)(2)). The Compensation Committee meets from time to time during the year. The agenda for each meeting is usually developed by the Chairperson of the Compensation Committee, in consultation with our Chief Executive Officer and other representatives of senior management and human resources as necessary. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel. The Compensation Committee has the authority, in its sole discretion, to retain and terminate (or obtain the advice of) any advisor to assist it in the performance of its duties, but only after taking into consideration factors relevant to the adviser’s independence from management specified in Nasdaq Listing Rule 5605(d)(3). The Compensation Committee will be directly responsible for the appointment, compensation and oversight of the work of any adviser retained by the Compensation Committee, and will have sole authority to approve the adviser’s fees and the other terms and conditions of the adviser’s retention.

The Compensation Committee is authorized to retain the services of independent advisors to assist it in carrying out its responsibilities. To assist management and the Compensation Committee in assessing and determining competitive compensation packages, the Compensation Committee has in the past engaged Compensation Strategies, Inc., an independent compensation consultant, to provide compensation consulting services. Compensation Strategies, Inc. was independent from Masimo and received compensation from Masimo only for services provided to the Compensation Committee. The last compensation consulting services from Compensation Strategies, Inc. to the Compensation Committee were provided in June 2011. In September 2012 the Compensation Committee retained Frederic W. Cook & Co., Inc. (“FW Cook”) to provide compensation consulting services. FW Cook is independent from Masimo and has received compensation from Masimo only for services provided to the Compensation Committee. For more information regarding the Compensation Committee’s engagement of FW Cook, see “Compensation of Executive Officers—Compensation Discussion and Analysis—Executive Summary” below.

The Compensation Committee meets outside the presence of all of our executive officers, including the named executive officers, in order to consider appropriate compensation for our Chief Executive Officer. For all other named executive officers, the Compensation Committee meets outside the presence of all executive officers except our Chief Executive Officer. The annual performance reviews of our executive officers are considered by the Compensation Committee when making decisions on setting base salary, targets for and payments under our bonus plan and grants of equity incentive awards. When making decisions on executive officers, the Compensation Committee considers the importance of the position to us, the past salary history of the executive officer and the contributions we expect the executive officer to make to the success of our business going forward.

The specific determinations of the Compensation Committee with respect to executive compensation for fiscal year 2012 are described in greater detail in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

In 2012, our Compensation Committee consisted of Drs. Barker and Coleman and Mr. Lasersohn. There are no relationships between the members of the Compensation Committee and our executive officers of the type contemplated in the SEC’s rules requiring disclosure of “compensation committee interlocks.” None of the members of the Compensation Committee is our employee and no member has been an officer of Masimo at any time.

Cercacor Laboratories, Inc. (“Cercacor”) is an independent entity spun off from us to our stockholders in 1998. Joe Kiani and Jack Lasersohn, members of our Board, are also members of the board of directors of Cercacor. Joe Kiani, our Chairman and Chief Executive Officer, is also the Chairman and Chief Executive Officer of Cercacor. Mr. Lasersohn is a member of our compensation committee. We are a party to a cross-licensing agreement with Cercacor, which was amended and restated effective January 1, 2007 (the “Cross-Licensing Agreement”), that governs each party’s rights to certain of the intellectual property held by the two companies. Pursuant to the Cross-Licensing Agreement, from January 1, 2012 through December 31, 2012, we paid Cercacor $5.0 million in royalty payments. In addition, to accelerate the product development of Masimo’s total hemoglobin spot check measurement device, in February 2009, Masimo agreed to fund additional Cercacor engineering expenses. Specifically, these expenses included third party engineering materials and supplies expense as well as 50% of total Cercacor engineering and engineering related payroll expenses from April 2009 until completion of the product development efforts. Beginning in 2012, due to a revised estimate of the support required by Masimo to complete the various total hemoglobin related projects, Masimo’s Board approved an increase in the percentage of Cercacor’s total engineering and engineering related payroll expenses funded by Masimo from 50% to 60%. These expenses totaled $3.6 million from January 1, 2012 through December 31, 2012.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K of the SEC’s rules and regulations with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 29, 2012.

Compensation Committee

Dr. Steven J. Barker

Dr. Robert Coleman

Mr. Jack Lasersohn

This foregoing compensation committee report is not “soliciting material,” is not deemed “filed” with the SEC, and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing of ours under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent we specifically incorporate this report by reference.

Nominating, Compliance and Corporate Governance Committee

Our Nominating, Compliance and Corporate Governance Committee is comprised of Drs. Barker and Coleman and Mr. Lasersohn. Mr. Lasersohn serves as the Chairperson of our Nominating, Compliance and Corporate Governance Committee. The functions of this committee include, among others:

•

evaluating the composition, size, organization and governance of our Board and its committees, making recommendations to our Board about the appointment of directors to committees of our Board and recommend the selection of chairs of these committees to the Board;

•	reviewing and recommending to our Board director independence determinations made with respect to continuing and prospective directors;

•	developing and recommending to our Board policies for considering director nominees for election to the Board;

•	evaluating and recommending candidates for election to the Board consistent with criteria approved by our Board;

•	overseeing our Board’s performance and annual self-evaluation process and evaluate the participation of members of the Board in continuing education activities in accordance with Nasdaq rules;

•	overseeing corporate governance;

•	overseeing our corporate compliance programs; and

•

reviewing and evaluating, at least annually, the performance of the Nominating, Compliance and Corporate Governance Committee and its members, including compliance of the Nominating, Compliance and Corporate Governance Committee with its charter.

Our Board has adopted a written charter of the Nominating, Compliance and Corporate Governance Committee that is available to stockholders on our Internet website at http://ir.masimo.com under “Corporate Governance.” Our Board has determined that all members of our Nominating, Compliance and Corporate Governance Committee are independent (as independence is currently defined in Nasdaq Listing Rule 5605(a)(2)). The Nominating, Compliance and Corporate Governance Committee meets from time to time as it deems appropriate or necessary.

Consideration of Director Nominees

Director Qualifications

There are no specific minimum qualifications that the Board requires to be met by a director nominee recommended for a position on our Board, nor are there any specific qualities or skills that are necessary for one or more members of our Board to possess, other than as are necessary to meet the requirements of the rules and regulations applicable to us. The Nominating, Compliance and Corporate Governance Committee may consider a potential director candidate’s experience, areas of expertise and other factors relative to the overall composition of our Board and its committees, including the following characteristics:

•	the highest ethical standards and integrity and a strong personal reputation;

•	a background that provides experience and achievement in business, finance, biotechnology or other activities relevant to our business and activities;

•	a willingness to act on and be accountable for Board and, as applicable, committee decisions;

•	an ability to provide reasoned, informed and thoughtful counsel to management on a range of issues affecting us and our stockholders;

•	an ability to work effectively and collegially with other individuals;

•	loyalty and commitment to driving our success and increasing long-term value for our stockholders;

•	sufficient time to devote to Board and, as applicable, committee membership and matters; and

•	the independence requirements imposed by the SEC and Nasdaq.

The Nominating, Compliance and Corporate Governance Committee retains the right to modify these criteria from time to time.

Security Holder Nominations

The Nominating, Compliance and Corporate Governance Committee will consider director candidates recommended by our stockholders of record. The Nominating, Compliance and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether a candidate was recommended by a stockholder of record or not. Stockholders of record who wish to recommend individuals for consideration by the Nominating, Compliance and Corporate Governance Committee to become nominees for election to the Board at the 2014 annual meeting of stockholders must do so by delivering a written recommendation to the Nominating, Compliance and Corporate Governance Committee, c/o Masimo Corporation, 40 Parker, Irvine, California 92618, Attn: Corporate Secretary, no later than the close of business on March 7, 2014, unless the meeting date is more than 30 days before or after June 5, 2014, the anticipated date of the 2014 annual meeting of stockholders, in which case the written recommendation must be received by our Corporate Secretary no later than the close of business on the later of (i) the 90th day before the 2014 annual meeting of stockholders or (ii) the 10th day following the day on which we first publicly announce the date of the 2014 annual meeting of stockholders. Each written recommendation must set forth, among other information:

•	the name and address of the stockholder of record and any beneficial owner on whose behalf the nomination is being made;

•

the class, series and number of shares of Masimo, and any convertible securities of Masimo, that are beneficially owned by the stockholder of record and any beneficial owner on whose behalf the nomination is being made;

•

any proxy, contract, arrangement, understanding or relationship pursuant to which the stockholder of record and any beneficial owner on whose behalf the nomination is being made has the right to vote any of Masimo’s voting securities;

•	any “short” interest in Masimo’s securities held by the stockholder of record and any beneficial owner on whose behalf the nomination is being made;

•	the proposed director candidate’s full legal name, age, business address and residential address;

•

complete biographical information for the proposed director candidate, including the proposed director candidate’s principal occupation or employment and business experience for at least the previous five years;

•	a description of the proposed candidate’s qualifications as a director;

•	the class and number of shares of Masimo that are beneficially owned by the proposed director candidate as of the date of the written recommendation; and

•

any other information relating to the proposed director candidate that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A promulgated under the Exchange Act.

Director candidate nominations from stockholders must be provided in writing and must include the written consent of each proposed nominee to serve as director if so elected.

If a proposed director candidate is recommended by a security holder in accordance with the procedural requirements discussed above, the Corporate Secretary will provide the foregoing information to the Nominating, Compliance and Corporate Governance Committee.

Evaluating Nominees for Director

Our Nominating, Compliance and Corporate Governance Committee will consider director candidates who are suggested by members of the committee, other members of our Board, members of management, advisors and our security holders who submit recommendations in accordance with the requirements set forth above. The Nominating, Compliance and Corporate Governance Committee may, in the future, also retain a third-party search firm to identify candidates on terms and conditions acceptable to the Nominating, Compliance and Corporate Governance Committee, but to date it has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. The Nominating, Compliance and Corporate Governance Committee will evaluate all nominees for director under the same approach whether they are recommended by security holders or other sources.

The Nominating, Compliance and Corporate Governance Committee will review candidates for director nominees in the context of the current composition of our Board and committees, the operating requirements of the Company and the long-term interests of our stockholders. In conducting this assessment, the Nominating, Compliance and Corporate Governance Committee may consider the director nominee’s qualifications, diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board, the committees and Masimo, to maintain a balance of knowledge, experience, diversity and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating, Compliance and Corporate Governance Committee may review such directors’ overall service to the Board, the committees and Masimo during their term, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating, Compliance and Corporate Governance Committee will also determine whether the nominee must be independent for Nasdaq purposes, which determination will be based upon applicable Nasdaq listing standards and applicable SEC rules and regulations. Although we do not have a formal diversity policy, when considering diversity in evaluating director nominees, the Nominating, Compliance and Corporate Governance Committee will focus on whether the nominees can contribute varied perspectives, skills, experiences and expertise to the Board.

The Nominating, Compliance and Corporate Governance Committee will evaluate the proposed director’s candidacy, including proposed candidates recommended by security holders, and recommend whether the Board should nominate the proposed director candidate for election by our stockholders.

Stockholder Communications with the Board of Directors

Our Board has adopted a formal process by which security holders may communicate with the Board or any of its directors. Stockholders of Masimo wishing to communicate with our Board or an individual director may send a written communication to the Board or such director, c/o Masimo Corporation, 40 Parker, Irvine, California 92618, Attn: Corporate Secretary. Each communication must set forth:

•	the name and address of the Masimo security holder(s) on whose behalf the communication is sent; and

•	the number of Masimo shares that are owned beneficially by the security holder(s) as of the date of the communication.

Each communication will be reviewed by Masimo’s Corporate Secretary to determine whether it is appropriate for presentation to the Board or the individual director. Examples of inappropriate communications include junk mail, spam, mass mailings, product complaints, product inquiries, new product suggestions, resumes, job inquiries, surveys, business solicitations and advertisements, as well as unduly hostile, threatening, illegal, unsuitable, frivolous, patently offensive or otherwise inappropriate material. These screening procedures have been approved by a majority of the independent members of our Board.

Communications determined by our Corporate Secretary to be appropriate for presentation to the Board or such director will be submitted to the Board or the individual director on a periodic basis. All communications directed to the Audit Committee in accordance with our Open Door Policy for Reporting Accounting, Audit, and Other Compliance Concerns (the “Open Door Policy”) that relate to questionable accounting, internal accounting controls or auditing matters involving the Company generally will be forwarded to a compliance officer designated by the Audit Committee to receive and review these communications and then promptly and directly forwarded by a compliance officer to the Audit Committee or the Board, as appropriate, in accordance with the terms of the Open Door Policy. All communications directed to the Nominating, Compliance and Corporate Governance Committee in accordance with our Open Door Policy that relate to non-financial matters (including without limitation purported or suspected violations of any law or regulation, our Code of Business Conduct and Ethics or other policies) will generally be forwarded to a compliance officer designated by the Nominating, Compliance and Corporate Governance Committee to receive and review these communications and then promptly and directly forwarded by a compliance officer to Nominating, Compliance and Corporate Governance Committee or the Board, as appropriate, in accordance with the terms of the Open Door Policy.

Code of Business Conduct and Ethics

We have adopted the Masimo Corporation Code of Business Conduct and Ethics that applies to all of our employees, executive officers and directors. The Code of Business Conduct and Ethics is available to stockholders on our Internet website at http://ir.masimo.com under “Corporate Governance.” If we make any substantive amendments to our Code of Business Conduct and Ethics or grant any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our Internet website at http://ir.masimo.com under “Corporate Governance” and/or in our public filings with the SEC.

Hedging and Pledging Policies

As part of our insider trading policy, our executives and directors are prohibited from engaging in short sales of our securities and from engaging in hedging transactions involving our securities. Our insider trading policy does not restrict pledges of securities but requires that pledges of securities be pre-cleared by an insider trading compliance officer. As of July 15, 2013, an aggregate of 1,432,209 shares of common stock owned by the Kiani Family Remainder Trust and beneficially owned by Mr. Kiani were pledged as collateral for a personal loan issued to the trustee of the Kiani Family Remainder Trust. Mr. Kiani sought the approval of the Compensation Committee prior to entry into such pledge. He stated that, absent an ability to pledge these shares, certain of his family’s financial planning objectives would need to be satisfied through the sale of shares of Masimo common held by the Kiani Family Remainder Trust stock and that he did not want to diminish his shareholdings. The Compensation Committee considered Mr. Kiani’s request and, as part of that consideration, noted that, as reported on page 50 of this proxy statement, his beneficial stock ownership is 6,160,114 shares, so that, even without taking into account the pledged shares, his stock ownership is greatly in excess of the number of shares Mr. Kiani would be required to hold under Masimo’s stock ownership policy. The committee also concluded that continued ownership of the pledged shares by the Kiani Family Remainder Trust further aligned his interests with the long term interests of shareholders. In light of these facts, the Compensation Committee concluded that approving the pledge was consistent with shareholder interests.

Information Regarding Executive Officers

Our executive officers and their respective positions are as follows:

Name	Age(1)	Position(s)
Joe Kiani	48	Chief Executive Officer & Chairman of the Board of Directors
Jon Coleman	49	President, Worldwide Sales, Professional Services and Medical Affairs
Mark P. de Raad	54	Executive Vice President, Chief Financial Officer & Corporate Secretary
Rick Fishel	55	President, Worldwide OEM Business & Corporate Development
Paul Jansen	42	Executive Vice President, Marketing & Clinical Development
Yongsam Lee	48	Chief Information Officer and Executive Vice President, Operations & Regulatory Affairs
Tom McClenahan	40	Executive Vice President and General Counsel
Anand Sampath	47	Executive Vice President, Engineering

(1)	As of July 15, 2013.

Jon Coleman has served as our President, Worldwide Sales, Professional Services and Medical Affairs since July 2013, was our President, Worldwide Sales, Marketing and Clinical Research from February 2011 to July 2013, and was our President, International from August 2008 to February 2011. From October 2007 to August 2008, Mr. Coleman was President and Chief Executive Officer of You Take Control, Inc., a healthcare information technology start-up company. He served as General Manager, Americas of Targus Group International, a supplier of mobile computing cases and accessories, from March 2006 to February 2007. From March 1994 to February 2006, he held progressive leadership positions with Pfizer, Inc., most recently Vice President and General Manager, Canada & Caribbean Region. Mr. Coleman holds a M.B.A. from Harvard Business School, and a B.A. in International Relations from Brigham Young University.

Mark P. de Raad has served as our Executive Vice President and Chief Financial Officer since June 2006 and as our Corporate Secretary since December 2009. From November 2002 through May 2006, Mr. de Raad served as Vice President, Chief Financial Officer and Secretary for Avamar Technologies, Inc., a start-up enterprise software development company. He served as Chief Financial Officer, Quantum Storage Solutions Group, a division of Quantum Corporation from June 2001 through November 2002. From September 1997 through June 2001, Mr. de Raad was Vice President, Finance and Chief Financial Officer for ATL Products, Inc., a manufacturer of automated tape libraries. Mr. de Raad is a Certified Public Accountant (inactive) and holds a B.S. in Accounting from the University of Santa Clara.

Rick Fishel has served as President, Worldwide OEM Business and Corporate Development since February 2011. From February 2009 to February 2011, he was our President, Americas and Worldwide OEM Business, and was President of Masimo Americas from June 2004 to February 2009. From January 2003 to June 2004, Mr. Fishel was Regional Vice President of Sales for the Information Solutions segment of the McKesson

Corporation, a provider of supply, information and care management products and services. From January 2001 to January 2003, he served as National Vice President of Sales for the Consulting Services division of GE Medical Systems, Inc., a provider of medical technology and productivity solutions. Mr. Fishel holds a B.S. in Marketing from Arizona State University.

Paul Jansen has served as our Executive Vice President, Marketing and Clinical Development since July 2013. Previously, he was our Executive Vice President of Marketing from April 2008 to July 2013, and was our Vice President of Marketing from January 2008 to April 2008. From August 1997 through December 2007, he held progressive positions with CardioDynamics, a cardiac monitoring and diagnostic company, last serving as Vice President, Marketing & Clinical Development. Mr. Jansen holds a B.S. in Planning from Iowa State University and an M.B.A. from Arizona State University.

Yongsam Lee has served as our Chief Information Officer and Executive Vice President, Regulatory Affairs since November 2010. Mr. Lee has also reassumed the role of Executive Vice President of Operations since February 2013. From March 1996 to October 2001 and from April 2002 to November 2010, Mr. Lee held various positions with us, including Chief Information Officer, Vice President, IT and Regulatory Affairs, and Executive Vice President, Operations. From October 2001 to April 2002, he served as Director of IT at SMC Networks, Inc., a provider of networking solutions. Mr. Lee holds a B.S. in Applied Physics from the University of California, Irvine.

Tom McClenahan has served as our Executive Vice President and General Counsel since April 2013. From April 2011 to April 2013, Mr. McClenahan was our Vice President and Assistant General Counsel. From November 2002 to April 2011, he was an attorney with the law firm of Fish & Richardson. From September 1999 to November 2002, he was an attorney with the law firm of Knobbe, Martens, Olson & Bear. Mr. McClenahan holds a B.S. in Mechanical Engineering from Iowa State University and a J.D. from the University of Minnesota Law School.

Anand Sampath has served as our Executive Vice President, Engineering since March 2007. From April 2006 to March 2007, Mr. Sampath was our Director of Systems Engineering. From October 1995 to March 2006, he held various positions, including Program Manager, Engineering Manager and Distinguished Member of Technical Staff, at Motorola, Inc. He is an inventor on more than four patents relating to patient monitoring, wireless networks and communications. Mr. Sampath holds a B.S. in Engineering from Bangalore University.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The following compensation discussion and analysis contains statements regarding future individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of Masimo’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Masimo specifically cautions investors not to apply these statements to other contexts.

As required by SEC rules, this Compensation Discussion and Analysis discusses compensation decisions with respect to the Company’s CEO, Chief Financial Officer, and the three most highly paid executive officers for 2012 other than the CEO and the Chief Financial Officer. These executive officers will be referred to herein as the “named executive officers” or “NEOs.” For 2012, the NEOs were the following:

Joe Kiani	CEO & Chairman of the Board of Directors
Mark P. de Raad	Executive Vice President, Chief Financial Officer & Corporate Secretary
Jon Coleman	President, Worldwide Sales, Marketing and Clinical Research
Rick Fishel	President, Worldwide OEM Business & Corporate Development
Yongsam Lee	Chief Information Officer and Executive Vice President, Operations & Regulatory Affairs

EXECUTIVE SUMMARY

Company Performance. 2012 was a year of many significant achievements for Masimo. Product revenue rose 14% from $406.5 million to $464.9 million. Overall revenue, which includes royalties, rose 12% from $439.0 million to $493.2 million. While net income slightly declined from $63.7 million to $62.3 million, earnings per diluted share increased from $1.05 to $1.07 (reflecting the impact of the 1,150,000 share buyback in 2012), but were negatively impacted by net currency losses due to the strengthening of the U.S. dollar against the Japanese yen, the suspension of the federal research tax credit, and losses attributable to the 2012 acquisitions of Phasein and the assets of Spire Semiconductor. Fourth quarter performance for 2012 was particularly strong compared to the fourth quarter of 2011, with product revenue rising 20%, Masimo rainbow revenue rising 13%, Earnings per Share (EPS) rising 13%, and the shipment of 42,700 Masimo SET® and Masimo rainbow® SET units.

Total stockholder return, measured as the increase in our stock price adjusted for a dividend paid, for fiscal 2012 was 15.5%, which reflected the Company’s consistent strong operating performance. In addition, the Company’s Return on Equity, as measured by net income divided by average stockholders’ equity, continues to be very strong, including 22.6% in 2012, and from 2008 to 2012, through dividends and stock repurchase plans, we have returned approximately 83% of cash generated from operations to stockholders.

2012 Compensation and Pay for Performance. NEO compensation for 2012 was substantially below 2011 compensation levels, in large part due to the lack of equity award grants in 2012. This strategy reflected the Compensation Committee of the Board of Directors (the “Compensation Committee” or the “Committee”)’s determination in the fall of 2011 that retention and motivation considerations were advanced by a second grant of stock options to executives in October 2011, coupled with no further grant of any equity awards in 2012. In addition, although the overall achievement of our financial objectives of adjusted revenues and EPS and operational objectives under the annual bonus plan would have justified a payout at 90% of target, the Compensation Committee determined, as a result of many factors, including the Company’s overall EPS performance and the recommendation of our CEO, that a 73% payout percentage was appropriate. Base salaries for NEOs were increased from 2% to 3%, which was consistent generally with salary increases for other Masimo salaried employees and general salary trends.

These conservative actions in 2012 are consistent with the Compensation Committee’s view that executive pay opportunities, and in particular the CEO’s pay, should be tightly linked with Company financial performance. This perspective is illustrated by the following chart, which shows the percentages of the CEO’s total target direct compensation (base, bonus, and long-term incentives) that are at risk and performance based. We believe that stock options, which only provide compensation with stock price growth, provide great incentive for our executives to create long term value and increase stock price performance, thereby aligning their interests with those of our stockholders. As shown in the following table, over 83% of the CEO’s aggregate target total direct compensation from 2010 through 2012 was at risk and based on our financial and stock price performance.

The foregoing chart gives effect to the increase in the bonus opportunity as a percentage of pay that was approved for 2012 for our CEO, from a target bonus opportunity of 50% to 100% of base salary. In making this determination, the Compensation Committee reviewed market data from its compensation consultant, Frederic W. Cook (“FW Cook”), that a target bonus opportunity at 100% of base salary was at the median among its peers and considered that the resulting increase in size of our CEO’s pay package in 2012 would be at risk and tied to our performance.

The linkage of pay and performance can also be seen by contrasting the CEO’s reported compensation for 2010-2012 with his realizable compensation. Since there is realizable value from stock options only when and to the extent our stock price appreciates, and given our emphasis on stock options as our equity based incentive, the realizable compensation for our CEO for the period from 2010 through 2012 has been significantly lower than the total compensation reported in the 2012 Summary Compensation Table for this period. The Summary Compensation Table reports the value of options based on a Black-Scholes calculation determined as of the grant date. We believe, however, that the intrinsic value of the options, calculated as the positive difference, if any, between fair market value of our common stock as of the end of the period and the option exercise price for options granted during the period, is a better measure of the compensation that is realizable as well as the tie between our stock price performance and the compensation delivered.

Annual CEO Compensation (2010-2012)
Fiscal Year	Compensation As Reported in 2012 Proxy	Realizable Annual Value(1)(2)	Realizable Value as a Percentage of Proxy-Reported Value
2012	$1,298,641	$1,298,641	100%
2011	$7,226,647	$1,376,467	19%
2010	$4,926,894	$1,298,692	26%

3-Year Avg.	$4,484,061	$1,324,600	30%

(1)

Includes one-third of the actual 2008-10 multi-year bonus attributable to 2010 (i.e., $172,216), whereas the compensation reported for 2010 in the Summary Compensation Table included the full three-year bonus of $516,648.

(2)

Option value based on intrinsic value, determined by the difference between Masimo’s 12/28/12 closing stock price of $20.58 and the exercise price of the options granted during the period. Our 2012 fiscal year ended on December 29, 2012. The stock options granted from 2010 through 2011 had exercise prices ranging from $20.19 to $30.06. No stock options were granted in 2012.

Addressing Stockholder Concerns. Our 2012 advisory say-on-pay proposal did not pass; approximately 62.3% of the votes cast at the 2012 Annual Meeting were against our say-on-pay proposal. Our Compensation Committee and Board of Directors are very concerned of the low vote total in favor of the 2012 say-on-pay proposal.

Prior to the 2012 annual meeting, numerous discussions were held with the Company’s stockholders in order to understand stockholder views with respect to the Company’s executive compensation programs. Representatives of both management and the Board of Directors were involved in these discussions, which collectively involved over 20 stockholders representing more than 50% of the outstanding shares. One factor that emerged from those discussions was a concern over the second stock option grant that occurred in 2011. Notwithstanding the retention and other considerations behind the Committee’s decision to award executives a second option grant in 2011 beyond the floor amounts of grants that had previously been made in accordance with the Equity Award Compensation Policy (see “—CEO and Executive Officer Equity Award Compensation Policy” below), and despite no stock option grants having been made in 2012, it is clear that this decision was viewed unfavorably by a number of investors and proxy advisor firms. No stock options were granted in 2012.

Since the 2012 stockholder say-on-pay vote, the following steps have been taken in response to concerns raised by our major stockholders:

•

In September 2012, the Compensation Committee retained the services of FW Cook, a nationally recognized independent compensation consulting firm, to advise it on, among other things: (i) say-on-pay voting considerations; (ii) CEO compensation analysis; (iii) pay for performance analysis; and (iv) long-term incentive alternatives. The Compensation Committee continues to work with FW Cook on the Committee’s evaluation of these and other compensation related topics.

•	Effective as of January 1, 2012, gross-up payments on travel reimbursement have been waived by Mr. Kiani.

•	Based upon the recommendation of Mr. Kiani, his base salary for 2013 was temporarily reduced by 5%.

Over the last several years, the Committee has taken additional actions with respect to executive compensation that it believes are responsive to stockholder concerns and in line with best practices in executive compensation, including:

•

Effective January 1, 2012, we adopted a stock ownership policy, which requires that our CEO hold shares of Masimo stock with a value equal to at least six times his base salary and each of our other executive officers hold shares of Masimo stock with a value equal to at least one time his base salary;

•

We adopted a policy governing gross-up provisions in agreements and arrangements with our executive officers, pursuant to which our Committee will not approve arrangements with any of our executive officers that includes a tax “gross-up” provision requiring that payments in connection with a change of control be made in the full amount, free of any deductions or withholdings, excluding Mr. Kiani’s employment agreement and any amendment thereof;

•	Commencing in 2012, executive perquisites are a very small proportion of executive compensation, amounting to 0.2% of 2012 total executive compensation as reported in the Summary Compensation Table;

•	We adopted a clawback policy that provides, in the case of a financial restatement, for the recovery of executive compensation that was due to the erroneous prior financial statement; and

•	We prohibit directors and employees from engaging in hedging and similar transactions with respect to Company stock.

1. Overview—Compensation Objectives

The Committee believes that Masimo operates within a very complex business environment and model which requires a very competent management team. Masimo’s business model requires management to be adept at developing competitive products and sales/marketing strategies to support multiple customers, including hospitals, alternate care facilities and Original Equipment Manufacturers (OEMs). Many of Masimo’s competitors have substantially greater capital resources, larger customer bases, and larger sales forces than Masimo, and have ties with group purchasing organizations (“GPOs”) and other purchasers that are stronger than ours. As a result, the Committee recognizes the importance of attracting and retaining a strong management team with sufficient knowledge, expertise and vision to be able to compete against these larger competitors. In addition, the medical device industry is characterized by rapid product development and technological advances, which require our management team to be very adept at managing both key areas of the business. The Committee also recognizes that the Company’s long term success depends upon the development and successful commercialization of new products, new or improved technologies and additional applications for our existing technologies. In that regard, the Committee recognizes that it is critical to attract, develop and retain a senior management team capable of managing and, in fact, excelling within this very competitive marketplace.

The Committee is cognizant of the fact that this management team, under the leadership of Joe Kiani, has managed the Company through some very difficult economic periods over the past three-to-four years. Yet, despite that environment, the management team has successfully continued to deliver top line product revenue growth about three times the industry average, introduced new, revolutionary products (both rainbow and non-rainbow), implemented new technologies designed to protect the Company’s intellectual property, continued to expand the patent portfolio and acquired and integrated new, complementary technologies such as SEDLine, Spire Semiconductor and Phasein. Despite the difficult business environment and costs associated with both protecting the Company’s technologies and new acquisitions, Masimo has been able to maintain relatively strong product gross profit margins and overall operating performance.

The Committee recognizes that one of its key objectives for executive compensation is to attract, retain and motivate the best executive talent. The focus is to tie short- and long-term cash and equity incentives to the achievement of corporate objectives and to align executives’ incentives with stockholder value creation. To achieve these objectives, the Committee has adopted a compensation approach that ties a substantial portion of executives’ overall compensation to our short- and long-term financial and stock price performance. As part of this process, we must match market cash compensation levels and satisfy the day-to-day financial requirements of our executives through competitive base salaries and cash bonuses. Accordingly, our compensation philosophy has been to maintain a competitive pay posture for total compensation, as well as components of total compensation.

Our compensation program is intended to help us achieve the following goals:

•	align our executive officers’ compensation with our business objectives and the interests of our stockholders;

•	foster a goal-oriented, highly-motivated management team whose participants have a clear understanding of business objectives and shared corporate values; and

•	enable us to attract, retain and motivate a world-class leadership team and individual contributors.

2. Role of Our Committee

Our Committee approves, administers and interprets our executive compensation and benefit policies. Our Committee consists of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code, as amended (the “Code”), and “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. Our Committee is comprised of Drs. Barker and Coleman and Mr. Lasersohn. Dr. Coleman is our Committee chairperson.

In carrying out its functions, the Committee evaluates our compensation practices with a focus on the degree to which these practices reflect our executive compensation philosophy, develops recommendations and makes decisions that further our philosophy or align with developments in best compensation practices, and reviews the performance of our executive officers and makes decisions with respect to their compensation.

The Committee considers recommendations from Joe Kiani, our CEO, in determining executive compensation. While Mr. Kiani discusses his recommendations with the Committee, Mr. Kiani recuses himself from meetings when the Committee makes determinations regarding his compensation. None of our other executive officers participates in the Committee’s discussions regarding executive compensation. The Committee does not delegate any of its functions to others in deciding executive compensation.

To assist management and the Committee in assessing and determining competitive compensation packages, the Committee has in the past engaged Compensation Strategies, Inc., an independent compensation consultant, to provide compensation consulting services. Compensation Strategies, Inc. was independent from Masimo and received compensation from Masimo only for services provided to the Committee. The last compensation consulting services from Compensation Strategies, Inc. to the Committee were provided in June 2011. In September 2012 the Committee retained FW Cook to provide compensation consulting services. FW Cook is independent from Masimo and has received compensation from Masimo only for services provided to the Committee.

In making its executive compensation decisions in 2012, the Committee reviewed consolidated compensation information from a peer group of companies and more general compensation survey data. Although our Committee references the data provided by third party sources to gain a general understanding of market compensation levels, we do not engage in benchmarking against other companies’ compensation programs or practices to establish our compensation levels or make specific compensation decisions with respect to our executive officers or other employees. See “The Benchmarking Process” at page 35 for a description of the process.

3. Components of our Compensation Program

Our compensation program is currently comprised of five components:

•	base salary;

•	annual bonuses;

•	equity-based incentives, in the form of stock options;

•	other benefits; and

•	severance and termination protection.

We chose to build our executive compensation approach around these elements because we believe that together they have been and will continue to be effective in achieving our overall objectives. We utilize short-term compensation, including base salary and annual cash bonuses, to motivate and reward our key executives. The use and weight of each compensation element is based on a subjective determination by the Committee of the importance of each element in meeting our overall objectives. We believe that, in addition to base salaries and bonuses, long-term incentives in the form of equity awards are a very important compensation-related motivator in attracting and retaining qualified employees.

(a) Base Salary.

Base salary is used to provide each named executive officer a set amount of money during the year with the expectation that he will perform his responsibilities to the best of his ability and in the best interests of Masimo. Base salaries will typically be used to recognize the experience, skills, knowledge and responsibilities required of each executive officer, as well as competitive market conditions.

The 2012 base salary adjustments for our NEOs became effective on July 2, 2012. The previous salary adjustments for the NEOs had occurred in July 2011 and followed a competitive assessment of our current compensation levels conducted by Compensation Strategies, Inc. See “The Benchmarking Process” at page 35. Following its analysis of our executive compensation, our Committee in 2011 determined that a 3% baseline salary increase was appropriate for all executive officers, which was the same percentage increase applied to all other Masimo employees in 2011. For 2012, the Committee reviewed the performance of Masimo’s NEOs as part of the process of setting base salaries and, as in previous years, concluded that they were all performing at high levels in what continues to be a challenging economic environment. Based on its analysis, the Committee concluded that, taking these factors into account, the appropriate strategy was to award a 2% to 3% baseline salary increase to all executive officers, which was commensurate with the increase applied to other Masimo employees in 2012 who received salary increases.

In early 2013, the CEO recommended to the Committee that his salary be temporarily reduced by 5% in light of the new medical device tax and the Company’s cost containment programs that are being implemented to reduce the impact of the new medical device tax. Accordingly, the Committee accepted his recommendation and his salary was temporarily reduced to $712,545, effective January 1, 2013.

The base salaries as of December 29, 2012 for our NEOs were as follows:

Name	Salary
Joe Kiani (effective January 1, 2013, the salary was temporarily decreased by 5% to $712,545)	$750,047
Mark P. de Raad	334,441
Jon Coleman	332,409
Rick Fishel	335,669
Yongsam Lee	329,244

(b) Annual Cash Bonuses.

Our Committee approves the annual cash bonuses for all executive officers. These bonuses, if earned, are paid after the end of the calendar year. We paid bonuses to our executive officers on March 15, 2013, pursuant to our Executive Annual Plan for our fiscal year 2012. We have not paid any significant signing or promotion bonuses to our executive officers.

Bonuses paid to our NEOs for 2012 were governed by our Executive Annual Plan. The Executive Annual Plan also covers bonuses payable to our other executive officers and certain other exempt employees. To be eligible for a bonus under the plan for any plan year, the participant must be employed with us for at least six months and one day during the plan year.

Pursuant to the terms of the Executive Annual Plan, the 2012 bonus award for each NEO was calculated based upon the product of:

•	the NEO’s base salary as of the end of 2012, multiplied by

•	the Target Bonus Percentage factor applicable to the NEO, multiplied by

•

the Company Factor assigned by the Committee, which is based upon the Committee’s assessment of Masimo’s level of achievement of the 2012 financial targets and other operational goals set by the Committee, multiplied by

•	the NEO’s Individual Factor.

Target Bonus Percentage. In 2011, the Target Bonus Percentage for the CEO was 50% of base salary and for the other NEOs was 40% of base salary. For 2012, it was determined by the Committee that the CEO’s Target Bonus Percentage should be 100% and that other Target Bonus Percentages should remain unchanged at 40%. In reaching this conclusion, the Committee took into account several factors, including that the CEO continues to play a critical role in Masimo’s overall success and his efforts are central to the future success of the Company. In addition, competitive data that was obtained from the compensation consultant, FW Cook, indicates that the median target bonus percentage for CEOs among peer companies is 100% of base salary. Finally, the Committee also sought to increase the amount of CEO compensation that is at risk and tied to our performance.

Company Factor. Under the Executive Annual Plan, the Compensation Committee reviews our performance under two key financial metrics and certain operational metrics established at the commencement of the year. The metrics are not given any particular weighting and the targeted goals do not equate to any particular payout. Instead, if the Committee determines that (i) we did not achieve 100% of the financial targets and operational objectives, it can set the Company Factor at any factor it deems appropriate, including 0%; (ii) we achieved 100% of the financial targets and operational objectives, the Company Factor is 100%; and (iii) we achieved more than 100% of the financial targets and the operational objectives, it can set the Company Factor at or above 100%, in its discretion. The Committee may also allow the CEO to determine, based on his own subjective analysis, whether the Company Factor, as approved by the Committee, should be lowered.

For 2012, as in prior years, the Committee determined that the financial targets for the Company Factor should focus on two critical financial metrics that drive our growth and long term stockholder value: product revenues and earnings per share. The targets under these financial metrics were (a) total product revenues of at least $467 million, and (b) GAAP earnings per share of at least $1.16. Each of these goals reflects adjustments made during the year to include the product revenues and costs associated with the Spire and Phasein acquisitions, so that these acquisitions did not affect the analysis. In 2012, with total revenues of $464.9 million, we achieved 99.6% of the adjusted revenue goal, and with earnings per share of $1.07, we achieved 92.2% of the adjusted earnings per share goal.

In addition to these two financial metrics, the Company Factor is determined based on the Committee’s assessment of the following operational objectives:

(i)	make our customers 100% successful and 100% advocates;

(ii)	measure and improve our quality;

(iii)	increase shipments of OEM boards and monitors and single patient adhesive and disposable sensors and monitors;

(iv)	increase our revenues from our SpHb® and rainbow Acoustic Monitoring™ products;

(v)	increase the hospital beds using continuous monitoring; and

(vi)	improve succession planning at all levels of the organization.

In setting these objectives, our Committee believed that they were achievable, but not easily attainable, provided that there was a maximum and sustained effort from each level of our organization. At year end, Mr. Kiani provided to the Compensation Committee his assessment that the Company performed at 90% of the goals for these objectives. However, based on its assessment of 2012 achievement of the financial and operational metrics under the Executive Annual Plan, the Compensation Committee determined that while a Company Factor of 90% could be justified, the Committee, at Mr. Kiani’s recommendation, approved a lower Company Factor of 73%. This reduced performance percentage was based largely on our earnings per share performance.

Individual Factor. Each Individual Factor can range from 0% to 100%. For all of our NEOs other than our CEO, the Individual Factor was determined by the Committee based solely upon recommendations from our CEO based upon his assessment of each other named executive officer’s performance of the job-related duties and responsibilities assigned to such named executive officer during 2012. The Committee determined the Individual Factor for the CEO by assessing his overall performance for the year, provided that, pursuant to the terms of the Executive Annual Plan, if the Company Factor had been at least 100%, the CEO’s Individual Factor automatically would have been 100%. In addition, in 2012, the Compensation Committee approved an amendment to the CEO’s employment agreement to include the provision contained in the Executive Annual Plan since 2007, which provides that if we meet our financial targets under our annual bonus program, Mr. Kiani is entitled to a bonus equal to 50% of his base salary (or such higher percentage approved by the Compensation Committee).

The Committee determined that the CEO’s Individual Factor for 2012 should be 100%. The Committee believes that the CEO has continued to demonstrate outstanding management performance in successfully guiding Masimo through a difficult environment. The 2012 accomplishments that were considered in determining our CEO’s Individual Factor include:

•	Total product revenues grew by 14.4%, approximately three times the overall industry average.

•	Revenues from noninvasive hemoglobin, or SpHb®, increased by 48.3%.

•	Revenues from our rainbow Acoustic Monitoring™ products increased by 330%.

•	Excluding impact of acquisitions and X-cal™ costs, Masimo saw significant improvement in its gross profit margins in 2012 over 2011.

•	For the third year in a row, Masimo shipped nearly 150,000 Masimo SET® and Masimo rainbow® SET pulse co-oximetry boards and monitors, despite an overall difficult hospital economic environment.

•

The Spire Semiconductor acquisition significantly increased Masimo’s technological capabilities by providing high performance front-end Light Emitting Diode and photo detection foundry technology capabilities at an attractive acquisition price.

•	Through the Phasein acquisition, we acquired not only what we believe to be “best in class” side stream and main stream capnography technology, but other gas monitoring technologies.

•

Our X-cal™ technology was seamlessly deployed throughout the world as planned, protecting Masimo’s brand and intellectual property, preserving system quality, performance and reliability by reducing imitation sensor and cable use and monitoring component life as well as reducing the risks associated with “knockoff” manufacturers and third party reprocessors of pulse oximetry sensors.

•	Key new products were introduced, including:

•

New 2012 Radical-7® with touch screen and wireless capability, which is on an upgradeable rainbow® SET platform, is clinician-centric and can continuously monitor a patient from the ambulatory environment, to the emergency room, to the operating room, to the general floor, to patient discharge;

•

Rainbow Universal ReSposable SuperSensor™, which allows measurement of all rainbow measurements with one sensor, and the SET Universal ReSposable™ sensor, which allows Masimo SET® pulse oximetry measurements, each of which produces 90% less waste and results in 41% less carbon emissions than disposable sensors (while recycled sensors only decrease waste by 34% and increase carbon emissions by 43% compared to disposable sensors); and

•

SpfO2, which, for the first time allows the measurement of fractional arterial oxygen saturation noninvasively and hence provides a more precise arterial oxygenation assessment in patients with elevated dyshemoglobins, common throughout the hospital and pre-hospital setting, compared to functional oxygen saturation, the only other measurement available for the past 30 years.

•

Masimo paid a special $57.3 million dividend in December which, when combined with the $26.3 million in 2012 stock repurchases, represented a return of 110% of 2012 cash from operations. This continued Masimo’s track record of high levels of return to stockholders including, over the last five years, the return of approximately 83% of the cash generated from operations via dividends and stock repurchases.

In addition, each NEO (other than the CEO) had functionally specific goals and objectives that were set by the CEO and NEO’s at the beginning of the year, which objectives were designed to contribute to the achievement of our corporate objectives. Based on the CEO’s review of the level of achievement by the other NEOs of their individual, non-financial factors and overall management contribution, the CEO recommended and the Committee agreed that the Individual Factor for the other NEOs should be 95% for Messrs. de Raad and Lee, 90% for Mr. Fishel, and 85% for Mr. Coleman. These determinations were based in part on the following summary of each NEO’s performance during 2012.

Mr. de Raad’s individual achievements centered on the delivery of accurate and timely financial reporting, including new internal management reporting tools, implementing a new annual and multi-year planning process, managing various mergers and acquisitions reporting integration activities, expanding the travel function and control and expanding investor relations activities during 2012, including the Company’s first Analyst Day in September 2012.

Mr. Coleman’s individual responsibilities spanned various functional groups including Worldwide Direct Sales, Marketing and Clinical Research. Mr. Coleman’s key sales achievements included delivering record product revenues, strong unit growth and a realignment of the U.S. Sales organization. In the Marketing group, Mr. Coleman delivered on a new product introduction process and a greatly expanded marketing and sales support delivery organization, both in the U.S. and outside the U.S. Within Mr. Coleman’s Clinical Research organization, Mr. Coleman led the successful effort to significantly increase the type and volume of key research studies, including having developed key relationships with a number of strategically important teaching hospitals which had been on Masimo’s target list for a number of years.

Mr. Fishel’s individual achievements also covered a variety of areas during fiscal 2012 including the Company’s strategically important OEM business with a key focus on continuing to expand the number of OEM’s shipping rainbow technologies. During the year, Mr. Fishel was also responsible for the Company’s Business Development organization and was instrumental in the identification and negotiation of the Phasein acquisition. Finally, in the second half of 2012, Mr. Fishel was asked to and has begun to build the Company’s new blood management sales organization.

Mr. Lee’s key individual achievements within the Company’s Regulatory Affairs organization included successfully managing the Company through numerous important regulatory issues and clearances throughout the year. In addition, within Mr. Lee’s responsibility as the Company’s Chief Information Officer, he was able to successfully lead the expansion of the Company’s internal management reporting functionality as well as the successful integration of the 2012 acquisitions.

Each of these NEO’s individual goals and objectives were different and distinct in their nature. As a result, the overall achievement percentage levels were very dependent on these different goals and objectives, and therefore, different overall achievement levels resulted.

Maximum Bonus Percentage. While the Executive Annual Plan allows plan participants to earn in excess of their target bonus percentages for above target performance, no such payments were made in 2012.

The combination of a 73% Company Factor and the applicable Individual Factor discussed above resulted in the NEOs receiving the following bonus amounts for 2012:

Name	Bonus
Joe Kiani	$547,835
Mark P. de Raad	92,825
Jon Coleman	82,549
Rick Fishel	88,262
Yongsam Lee	91,382

2013 Bonus Plan. The corporate level goals under the Executive Annual Plan for 2013 were initially established by the CEO and then reviewed and approved by our Committee during the first quarter of the year. The 2013 corporate level goals cover the same performance categories used for the 2012 corporate goals. Our Committee believes that the 2013 goals align well with our strategy of attaining sustainable growth. The specific targets under the plan are not disclosed because we believe disclosure of this information would cause us competitive harm. These targets are based on our confidential operating plan for the 2013 fiscal year and are intended to be realistic and reasonable, but challenging, in order to drive sustainable growth and performance of the Company in 2013.

(c) Equity-Based Incentives

Masimo uses an equity incentive approach to retain executives, reward longer-term performance and align the interests of our executive officers with those of our stockholders. Long-term performance is achieved through an ownership culture that rewards performance by our executive officers through the use of equity incentives. In addition, equity incentives have provided the principal method for our executive officers to acquire equity interests in Masimo.

Since Masimo’s initial public offering in August 2007, the exclusive form of equity incentive has been stock options. We believe that stock options are an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of the stock options to our future performance. Stock options provide a direct alignment between executive interests and stockholder interests—stock options only have value if the Company’s stock price goes up. Masimo believes this direct alignment, plus the fact that stock options are well understood by executives, have made them an effective motivational tool and focused executives on results that directly improve the long-term performance of the Company. The stock options issued by Masimo typically vest over a five-year period with 20% vesting on each anniversary of the grant date. Their exercise price is set as the closing price of our common stock on the grant date, as reported by Nasdaq.

The number of options awarded to each executive officer takes into account his sustained performance over time, ability to impact our results that drive stockholder value, level of responsibility within Masimo, potential to fill roles of increasing responsibility, and competitive equity award levels for similar positions in comparable companies. In general, equity forms a key part of the overall compensation for each executive officer and is evaluated each year as part of the annual performance review process and incentive payout calculation.

In 2012, no equity awards were made to any of our NEOs because in 2011, stock option grants were made to the executive officers, including the NEOs, on two different dates—February 22nd and October 27th. The CEO was granted 300,000 stock options on each date and the other NEOs were granted 30,000 options on each date with the exception of Mr. Coleman (who received a grant of 25,000 options on the first date). While the February 22, 2011 grant occurred at about the same date as annual grants occurred in prior years, the October 27, 2011 grant did not correspond to the normal grant cycle. The Committee further concluded that it was appropriate, in light of the October 27, 2011 grant, that no grants be made to any of our NEOs in 2012.

The Committee believes that the 2011 grants were important in accomplishing two objectives. The size of the grants provided a greater emphasis on equity compensation of our executives in order to better align the long-term incentives of our executives with our stockholders. This greater emphasis is also consistent with

Masimo’s then recently adopted stock ownership policy, which requires the CEO to hold shares of Masimo stock with a value equal to at least six times his base salary and the other executive officers to hold shares of Masimo stock with a value equal to at least one time base salary by the dates specified in the policy.

An additional key benefit of the second grant in October 2011 was as a retention incentive. Several factors existed in October 2011 that made it critical to take steps to retain key executive talent. First, due to a decline in the Company’s stock price, all unvested stock options held by the executive officers (except for a 2007 stock option grant to the CEO) had exercise prices above the then current Masimo stock price. Accordingly, the current long-term incentives had limited retention value, which was particularly of concern to the Committee in light of a pickup in economic activity in Southern California. Also, it appeared likely in October 2011 that payouts under the Executive Annual Plan would be below target (in fact, the eventual 2011 Company Factor was only 50%), lessening the retention value of the Executive Annual Plan. Finally, no replacement had been adopted in 2011 for the Multi-Year Bonus Plan, so the retention incentive provided by that plan from 2008-2010 was no longer in existence. These factors led the Committee to conclude in October 2011 that issuing additional option awards in 2011 was an important and cost-efficient retention strategy, particularly in light of the fact that the Committee determined at the same time that, as a tradeoff for issuing options in October 2011, no options would be issued to executives in 2012.

In February 2012, the Compensation Committee approved an amendment to Mr. Kiani’s employment agreement to incorporate (i) a provision in our equity award policy that has been in place since 2007, and explained in the registration statement on Form S-1 filed in connection with the initial public offering, which provides that Mr. Kiani will receive an annual minimum grant of stock options in the amount of 300,000, vesting at a rate of no less than 20% per year, and (ii) the provision in our Executive Annual Plan since 2007, which provides that in the event we meet our financial targets under our annual bonus program, Mr. Kiani is entitled to a bonus equal to at least 50% of his base salary. In light of the additional grant of options in 2011, Mr. Kiani waived the provision requiring 300,000 options to be granted during 2012.

(d) Other Benefits.

We have a retirement savings plan in which all of our employees age 18 and older are entitled to participate. Employees contribute their own funds, as salary deductions, on a pre-tax basis. Contributions may be made up to plan limits, subject to government limitations. The plan permits us to make matching contributions and we have historically provided contributions that match eligible employee contributions, which contributions are generally limited to 3% of compensation (federal tax law limits the amount of employee compensation that can be taken into account for this purpose). Matching contributions vest, starting at 50% of eligible employee contributions, when an employee has been employed for two years. The vesting percentage increases to 75% of eligible employee contributions when an employee has been employed for three years and to 100% when an employee has been employed for four years. Effective April 2013, the CEO and all NEOs voluntarily elected to have their individual 3% matching contribution temporarily discontinued, in light of the new medical device tax and other cost reduction and the Company’s cost containment programs that are being implemented to reduce the impact of the new medical device tax.

In addition, we provide health care, dental, vision and life insurance, employee assistance plans and both short- and long-term disability, accidental death and dismemberment benefits to all full-time employees, including our executive officers. These benefits are available to all employees, subject to applicable laws. We believe these benefits are consistent with benefits of companies with which we compete for employees.

Under our CEO’s employment agreement, we reimburse Mr. Kiani for all reasonable travel and lodging expenses for his immediate family in the event his immediate family accompanies him during business travel, which includes travel and hospitality expenses for first class travel and accommodations, including travel by private or chartered aircraft. While the employment agreement also provides Mr. Kiani with tax gross-ups for these reimbursements, effective as of January 1, 2012, tax gross-up payments on these reimbursements have been waived by Mr. Kiani.

(e) Severance and Termination Protection

CEO Employment Agreement. Under his employment agreement with us, which was initially entered into in 2007, Mr. Kiani is entitled to certain severance and change of control benefits, the terms of which are described in detail below under “—Employment Agreement and Offer Letters.” In general, under the agreement, in the event of certain terminations of Mr. Kiani’s employment or the occurrence of a change in control, Mr. Kiani is entitled to two times salary and bonus as severance payment, and issuance of shares underlying all of his options (without payment of any exercise price and with reimbursement by the Company of Mr. Kiani’s tax withholding obligations) and tax gross-ups for certain change in control payments and benefits.

While Mr. Kiani’s severance benefits provided under his employment agreement were initially developed prior to the Company’s initial public offering in August 2007, the Compensation Committee continues to believe that Mr. Kiani’s employment agreement promotes important goals crucial to our long-term financial success. The agreement also continues to be intended to retain Mr. Kiani as our CEO who, based on his proven ability to start and build successful companies and whose knowledge and visibility within the medical device industry, could certainly attract other very lucrative job opportunities. Finally, the agreement allows Mr. Kiani to continue to focus his attention on our strategic objectives and business operations without undue concern over his own financial security during periods when substantial disruptions and distractions might otherwise prevail.

Severance Protection Plan. Our Board of Directors adopted our 2007 Severance Protection Plan, which became effective on July 19, 2007 and was amended on December 31, 2008, the terms of which are described in detail below under “—2007 Severance Protection Plan.” Under the terms of this plan, participants are entitled to a cash payment ranging from 12 months to two years of base salary plus bonus and other benefits upon their termination under certain circumstances. In addition, for most participants, the plan provides for equity acceleration as to 50% of their awards upon a change of control and 100% of their awards upon a covered termination in connection with a change of control. The NEOs other than Mr. Kiani all participate in our 2007 Severance Protection Plan. See “—2007 Severance Protection Plan” below.

4. The Benchmarking Process

As described above, the Committee does not engage in formal benchmarking. Instead, in making its determinations, the Committee reviews information summarizing the compensation paid at a peer group companies and more broad-based compensation surveys. With respect to 2012 compensation decisions, the Committee took into account a competitive assessment of compensation levels for NEOs that was prepared by Compensation Strategies, Inc. in June 2011. The competitive market data was obtained from the SEC filings of a peer group comprised of the following 16 publicly-traded companies in the medical device/diagnostic monitoring equipment industry:

Abaxis, Inc.	Haemonetics Corporation	Myriad Genetics, Inc.	SonoSite, Inc.
AngioDynamics, Inc.	ICU Medical, Inc	Natus Medical, Inc.	Thoratec Corporation
ArthroCare Corporation	Meridian Bioscience, Inc.	NuVasive, Inc.	Volcano Corporation
Gen-Probe Incorporated	Merit Medical Systems, Inc.	Quidel Corporation	ZOLL Medical Corporation.

The companies included in its assessment had average annual revenues of $325 million, ranging from $113 million to $645 million, and an average market capitalization of $1.2 billion, ranging from $407 million to $4 billion, which the Committee believed to be appropriate in light of our size and our expected growth at that time. The extent to which the compensation data for particular companies on this list was taken into account reflected the extent to which executive positions at these companies were considered comparable to Masimo and informative of the competitive environment.

In October 2012, the Committee received an assessment of compensation levels for executive officers prepared by its new compensation consultant, FW Cook. That assessment referenced data from certain peer companies from the above list as well as additional companies. The Committee continues to believe that there is no single set of peer companies whose aggregate compensation statistics is relevant to all the compensation decisions of the Committee and, in 2012, the Committee did not formally adopt a single peer group of companies for compensation purposes. As a result, as stated above, the Committee considers this compensation data and weighs it to the extent to which executive positions at these companies were considered comparable to Masimo and informative of the competitive environment.

5. Accounting and Tax Considerations

In accordance with Accounting Standards Codification (ASC) Topic 718, we expense employee stock options over the vesting period of the stock options based on the fair value of the award on the date of grant. To calculate the fair value of stock options, we use the Black-Scholes option pricing model which requires the input of subjective assumptions. These assumptions include estimating the length of time employees will retain their vested stock options before exercising them, the estimated volatility of our stock price over the expected term and the number of options that will ultimately be forfeited prior to meeting their vesting requirements. While the Committee considers the expense impact under ASC Topic 718 as one of the factors in granting stock options, it also considers the importance of aligning NEO interests with stockholders, the retentive value of option grants and other factors and maintains the flexibility to make final stock option granting decisions based on a combination of all of these factors.

Section 162(m) of the Code limits the amount that we may deduct in a year for compensation paid to our CEO and each of our three other most highly compensated executive officers (other than our chief financial officer) to $1 million per person. Section 162(m) provides certain exceptions to this limit for certain forms of “performance-based compensation” granted under compensation plans that meet certain technical requirements. While the Committee considers the impact of Section 162(m) when making its compensation decisions, it has determined that the need for flexibility in its compensation programs outweighs the value of the tax deduction for compensation that exceeds $1 million.

6. Compensation Recovery

Masimo has adopted a clawback policy in accordance with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). This policy provides that, in the event we are required to restate our financial statements as a result of “material noncompliance” with financial reporting requirements under the securities laws, we will recover from our current and former executive officers any incentive-based compensation (including stock option awards) that is (i) based on erroneous data, (ii) received during the three-year period preceding the date on which the Company becomes required to prepare an accounting restatement, and (iii) in excess of what would have been paid if calculated under the restatement.

The Sarbanes-Oxley Act provides that, in the event of misconduct that results in a financial restatement, there is a right of recovery against the chief executive officer and chief financial officer of an issuer with respect to certain incentive compensation received or stock sale profits received during the twelve months following the inaccurate financial statement. In addition, the Dodd-Frank Act provides that SEC shall issue regulations requiring issuers to seek recovery from executive officers in certain circumstances involving financial restatements. As of now, the SEC has not issued any regulations implementing this portion of the Dodd-Frank Act. Once the SEC issues regulations or guidance regarding the required form of a clawback policy under the Dodd-Frank Act, we expect to amend our clawback policy accordingly.

7. Executive Officer Stock Ownership Policy

In January 2012, our Nominating, Compliance and Corporate Governance Committee adopted a stock ownership policy that is applicable to each of our executive officers. Our Nominating, Compliance and Corporate Governance Committee believes this policy is an important tool in aligning the interests of our executive officers with the long-term interests of our stockholders.

The policy requires that our CEO hold shares of Masimo stock with a value equal to at least six times base salary and each of our other executive officers hold shares of Masimo stock with a value equal to at least one time base salary. For purposes of calculating ownership under this policy, the following sources are included, whether vested or unvested: (i) shares of our common stock held directly by the executive officer or in a trust for the benefit of the executive officer or his family; (ii) shares of our common stock held by the executive officer jointly with, or separately by, the executive officer’s spouse and/or children sharing the same household as the executive officer; (iii) shares of our common stock held by the executive officer through a profit sharing, savings or deferral plan; and (iv) restricted stock or phantom stock held by the executive officer. Stock options and unearned performance shares are not included in the calculation. For purposes of these requirements, an executive officer’s base salary during any calendar year is deemed to be the executive officer’s base salary as of the close of business on December 31st of the immediately preceding year.

To give our executive officers time to comply with our stock ownership policy, our Nominating, Compliance and Corporate Governance Committee determined that our officers have until the later of March 2017 or March 1st of the sixth calendar year following the date an individual first becomes an executive officer to comply with these guidelines.

Under our stock ownership policy, if an executive officer fails to meet or, in unique circumstances, fails to show sustained progress toward meeting the ownership requirements, we may reduce future long-term incentive equity grants, and/or payments of future annual and/or long-term cash incentive payouts in the form of stock and/or other penalties. Our Committee retains the discretion not to levy penalties for non-compliance in its discretion.

8. Gross-Up Policy

The Committee has adopted a policy governing gross-up provisions in agreements with our executive officers. Under this policy, our Committee will not approve any employment or other agreement or arrangement with any of our executive officers that includes a tax “gross-up” provision or a similar term that would require payments by us to an executive officer be made in the full amount, free of any deductions or withholdings, and without exercising any right of set-off, in connection with a change of control. This policy also provides that our Committee will not approve an amendment to extend the term of any current employment or other agreement or arrangement between us and any executive officer if such agreement or arrangements includes a tax “gross-up” provision or a similar term. Notwithstanding the foregoing, this policy provides that the provisions in Mr. Kiani’s employment agreement requiring us to pay Mr. Kiani a gross-up or similar payment to cover Mr. Kiani’s tax obligations, if any, with respect to “parachute payments,” and the issuance of shares, if any, to Mr. Kiani as severance under his agreement, will continue and will not be deemed modified, impaired, limited or amended in any respect by this policy. For a detailed description of our employment agreement with Mr. Kiani, see “Employment Agreement and Offer Letters—Employment Agreement with Joe Kiani” below.

Under our Severance Plan in which our NEOs (other than our CEO) participate, the Plan Administrator has the right to reduce any change in control severance benefits payable to an executive to avoid triggering any “excess parachute payments” under Section 280G of the Code.

9. Compensation Policies and Practices

Our compensation program is intended to reward the management team and other employees for strong performance over the long-term, with consideration to near-term actions and results that strengthen and protect Masimo. We consider the potential risks in our business when designing and administering our pay program, and we believe our balanced approach to performance measurement and pay delivery works to avoid misaligned incentives for individuals to undertake excessive or inappropriate risk. Further, program administration is subject to internal controls, and when determining the principal outcomes—performance assessments and pay decisions—we seek to rely on principles of sound governance and good business judgment.

Summary Compensation Table

The following table provides information regarding the compensation earned during the fiscal year ended December 29, 2012 by our chief executive officer, our chief financial officer, and our three other most highly compensated executive officers who were employed with us as of December 29, 2012, the last day of our 2012 fiscal year. We refer to these five individuals collectively as our “named executive officers” or “NEOs.” We generally pay bonuses in the year following the year in which the bonus was earned.

Name and Principal Position(s)	Year	Salary	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)		Total
Joe Kiani	2012	$739,125	$—	$547,835	$11,681	(4)	$1,298,641
Chief Executive Officer and Chairman (PEO)	2011	717,679	5,967,180	356,050	185,738	(5)	7,226,647
	2010	708,412	3,283,770	834,794	99,918	(5)	4,926,894
Mark P. de Raad	2012	329,571	—	92,825	7,500	(6)	429,896
Executive Vice President, Chief Financial Officer & Corporate Secretary (PFO)	2011	320,008	596,718	75,940	7,350		1,000,016
	2010	317,176	328,377	291,829	7,350		944,732

Jon Coleman	2012	329,151	—	82,549	7,500	(6)	419,200
President, Worldwide Sales, Marketing and Clinical Research	2011	319,951	538,375	68,661	7,350		934,337
	2010	298,863	—	230,251	7,350		536,464

Rick Fishel	2012	330,780	—	88,262	13,500	(7)	432,542
President, Worldwide OEM Business & Corporate Development	2011	322,031	596,718	75,178	13,350		1,007,277
	2010	318,160	328,377	292,900	13,350		952,787

Yongsam Lee	2012	324,450	—	91,382	7,500	(6)	423,332
Chief Information Officer & Executive Vice President, Operations & Regulatory Affairs	2011	315,035	596,718	73,931	7,350		993,034
	2010	314,509	328,377	283,153	7,350		933,389

(1)

Amounts set forth in the “Option Awards” column for 2010, 2011 and 2012 reflect the grant date fair value of option awards granted in the year indicated, computed in accordance with authoritative accounting guidance. All of these amounts reflect certain assumptions with respect to these option awards and do not necessarily correspond to the actual value that will be recognized by the named executive officers. The actual value, if any, that may be realized from an option award is contingent upon the satisfaction of the conditions to vesting in that award, and upon the excess of the stock price over the exercise price, if any, on the date the option award is exercised. See Note 12 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2012 filed with the SEC on February 15, 2013, for a discussion of assumptions made in determining the grant date fair value of the stock options granted in our fiscal years 2010, 2011 and 2012.

(2)

All amounts were paid pursuant to the Executive Annual Plan except for the following amounts paid for 2010 to Messrs. Kiani, de Raad, Coleman, Fishel and Lee under the Executive Multi-Year Plan for performance during the 2008-2010 period: $516,648, $184,016, $134,072, $184,691 and $182,602, respectively.

(3)

The amounts shown for 2010 and 2011 are less than the amounts previously reported as a result of the Company’s determination that it is appropriate to exclude the cost of healthcare coverage and group term life insurance coverage provided to the NEOs, which coverage was generally available to all Company employees and does not discriminate in scope, terms or operation in favor of our executive officers. Thus, under SEC rules, such cost is not required to be reported. The amount reported for Mr. Kiani in 2011 also reflects the final determination of Mr. Kiani’s effective tax rate for 2011, which was lower than the tax rate used by the Company to estimate the amount of Mr. Kiani’s tax reimbursement for 2011.

(4)

Consists of $5,885 in retirement savings plan matching contributions and $5,796 for the incremental costs of certain travel expenses incurred by Mr. Kiani’s immediate family members accompanying him to certain business meetings. Under Mr. Kiani’s employment agreement, we reimburse Mr. Kiani for all reasonable expenses incurred and paid by him in the course of the performance of his duties under the agreement and we further reimburse him for all reasonable travel and lodging expenses for his immediate family in the event his immediate family accompanies him during business travel, which includes travel and hospitality expenses for first class airplane travel and accommodations and expenses for travel using private or chartered aircraft. In addition, under the agreement as in effect for 2010 and 2011, Mr. Kiani was entitled to receive an additional payment equal to, after taxes, the amount of the federal and state taxes incurred by him pursuant to the expense reimbursement he received for the immediately preceding year under our reimbursement policy, which was waived by Mr. Kiani for 2012. See “Employment Agreement and Offer Letters—Employment Agreement with Joe Kiani” below.
(5)

The amounts shown for 2011 and 2010 are less than the amounts previously reported as a result of (a) the Company’s determination that the SEC rules require reporting of the incremental cost to the Company of Mr. Kiani’s family members accompanying him on business trips (and not the previously used pro ration of travel costs); and (b) there was then an obligation under Mr. Kiani’s contract to pay him an additional amount sufficient to reimburse him for any additional income taxes due to inclusion of these amounts in his income, which was waived for 2012.

(6)	Consists of $7,500 in retirement savings plan matching contributions.
(7)	Consists of $7,500 in retirement savings plan matching contributions and $6,000 in automobile allowances.

Grants of Plan-Based Awards During Fiscal Year 2012

	Estimated Future Payout Under Non-Equity Incentive Plan Awards
Named Executive Officer	Grant Date	Threshold		Target(1)	Maximum
Joe Kiani	February 7, 2012	Note	(1)	$750,047	Note	(1)
Mark P. de Raad	February 7, 2012	Note	(1)	$133,776	Note	(1)
Jon Coleman	February 7, 2012	Note	(1)	$132,964	Note	(1)
Rick Fishel	February 7, 2012	Note	(1)	$134,267	Note	(1)
Yongsam Lee	February 7, 2012	Note	(1)	$131,698	Note	(1)

(1)

Represents potential payments under the Executive Annual Plan. The amounts shown as target represent the potential target payments, expressed as a percentage of the NEO’s base salary as of December 29, 2012, assuming the 100% achievement of the Company Factors (i.e. determined based on our performance against financial targets and operational objectives), and 100% achievement of the Individual Factors, as determined by our Board and Compensation Committee. There are no threshold or maximum amounts payable under the Executive Annual Plan. The Individual Factor can range from 0-100%, and if the Committee determines that (i) we did not achieve 100% of the financial targets and operational objectives, it can set the Company Factor at any factor it deems appropriate, including 0%; (ii) we achieved 100% of the financial targets and operational objectives, the Company Factor is 100%; and (iii) we achieved more than 100% of the financial targets and the operational objectives, it can set the Company Factor at or above 100%, in its discretion.

Outstanding Equity Awards at December 29, 2012

The following table presents the outstanding option awards held by each of our named executive officers as of December 29, 2012. As of December 29, 2012, no other equity awards were outstanding.

	Option Awards(1)
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Joe Kiani	5/24/2007	180,000		—	$15.40	5/24/2017
	2/7/2008	240,000		60,000	30.79	2/7/2018
	1/11/2009	180,000		120,000	23.98	1/11/2019
	2/11/2010	120,000		180,000	27.25	2/11/2020
	2/22/2011	60,000		240,000	30.06	2/22/2021
	10/27/2011	60,000		240,000	20.19	10/27/2021
Mark P. de Raad	7/17/2006	210,000		—	10.67	7/17/2016
	1/11/2009	18,000		12,000	23.98	1/11/2019
	2/11/2010	12,000		18,000	27.25	2/11/2020
	2/22/2011	6,000		24,000	30.06	2/22/2021
	10/27/2011	6,000		24,000	20.19	10/27/2021
Jon Coleman	8/11/2008	80,000		20,000	40.20	8/11/2018
	8/17/2009	30,000		20,000	24.68	8/17/2019
	2/22/2011	5,000		20,000	30.06	2/22/2021
	10/27/2011	6,000		24,000	20.19	10/27/2021
Rick Fishel	6/18/2004	45,000		—	2.75	6/18/2014
	4/14/2005	61,610		—	3.33	4/14/2015
	2/7/2008	15,655		6,000	30.79	2/7/2018
	1/11/2009	14,052		12,000	23.98	1/11/2019
	2/11/2010	12,000		18,000	27.25	2/11/2020
	2/22/2011	6,000		24,000	30.06	2/22/2021
	10/27/2011	6,000		24,000	20.19	10/27/2021
Yongsam Lee	1/23/2003	13,080	(2)	—	2.75	1/23/2013
	7/14/2003	25,380	(2)	—	2.75	7/14/2013
	1/3/2005	96,000		—	2.75	1/3/2015
	2/7/2008	24,000		6,000	30.79	2/7/2018
	1/11/2009	18,000		12,000	23.98	1/11/2019
	2/11/2010	12,000		18,000	27.25	2/11/2020
	2/22/2011	6,000		24,000	30.06	2/22/2021
	10/27/2011	6,000		24,000	20.19	10/27/2021

(1)

For each named executive officer, the shares listed in this table are subject to a single stock option award carrying the varying exercise prices as set forth herein. The shares subject to each stock option vest over a five-year period, with 20% of the shares subject to the option vesting on each anniversary of the grant date, with partial or full vesting under certain circumstances upon a change in control of Masimo or various events specified in the named executive officer’s employment agreement or severance plan agreement, if applicable. The option awards remain exercisable until they expire ten years from the date of grant subject to earlier expiration following termination of employment.

(2)	Mr. Lee exercised all of these options on December 31, 2012.

Options Exercises and Stock Vested During Fiscal Year 2012

The following table provides details regarding stock options exercised for each of our named executive officers during the fiscal year ended December 29, 2012. As of December 29, 2012, we had not issued any stock awards to our named executive officers or other employees.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Joe Kiani	—	$—
Mark P. de Raad	—	—
Jon Coleman	—	—
Yongsam Lee	18,540	356,368
Rick Fishel	—	—

(1)	The value realized equals the excess of the fair market value of our common stock at exercise over the option exercise price, multiplied by the number of shares for which the option was exercised.

Pension Benefits—Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation

No pension benefits were paid to any of our named executive officers during fiscal year 2012. We do not currently sponsor any non-qualified defined contribution plans or non-qualified deferred compensation plans.

Potential Payments Upon Termination or Change-In-Control

Employment Agreement with Joe Kiani

In April 2007, we entered into an employment agreement with Mr. Kiani, our Chief Executive Officer, which was most recently amended and restated in February 2012 to (i) codify the provision in our Executive Annual Plan since 2007 that provides that, in the event we meet our financial targets under our annual bonus program, Mr. Kiani is entitled to a bonus equal to at least 50% of his base salary, and (ii) provide for certain minimum annual option grants covering 300,000 shares of our common stock consistent with our equity award policy that has been in place since 2007, as described below.

While Mr. Kiani’s compensation and severance benefits provided under his employment agreement were initially developed prior to the Company’s initial public offering in August 2007, the Compensation Committee continues to believe that Mr. Kiani’s employment agreement promotes important goals crucial to our long-term financial success. The agreement also continues to be intended to retain Mr. Kiani as our CEO who, based on his proven ability to start and build successful companies and whose knowledge and visibility within the medical device industry, could certainly attract other very lucrative job opportunities. Finally, the agreement allows Mr. Kiani to continue to focus his attention on our strategic objectives and business operations without undue concern over his own financial security during periods when substantial disruptions and distractions might otherwise prevail. The agreement automatically renews on a daily basis and generally terminates three years from the date either party gives notice of termination to the other party.

The employment agreement provides that Mr. Kiani shall be the CEO and Chairman of the Board of Directors of Masimo. The agreement sets forth the following additional material terms:

•	Base salary of $728,202 per year, which is subject to adjustment by our Board or our Committee.

•

Eligibility to receive an annual bonus equal to 50% of his base salary in the event we attain certain financial goals set by our Board or our Committee; provided that, in the event our Board or Committee determines that we achieved each of the financial measures included in the criteria for the Company Factor for a plan year under our Executive Annual Plan, Mr. Kiani shall automatically be entitled to receive a bonus equal to 50% of his base salary (or such higher percentage approved by our Board or Committee for such year). In addition, Mr. Kiani may be entitled to receive such additional bonus amounts as the Board or the Committee shall determine in its discretion.

•

An annual grant of a non-qualified stock option to purchase an aggregate of at least 300,000 shares of common stock that vests at a rate of 20% per year, with an exercise price per share equal to 100% of the fair market value of one share of common stock on the date of grant. This provision was waived during 2012.

•

Right to participate in or receive benefits under all of our employee benefits plans and to be eligible to participate in any bonus plan created for the payment of bonuses to members of our management.

•

Reimbursement for all reasonable expenses incurred and paid by him in the course of the performance of his duties under the agreement and reimbursement for all reasonable travel and lodging expenses for his immediate family in the event his immediate family accompanies him during business travel, which includes travel and hospitality expenses for first class airplane travel and accommodations, including travel by private or chartered aircraft. Mr. Kiani is exempt from our travel and expense policy and our expense reimbursement policy.

•	Payment of tax gross-up amount relating to the amounts reimbursed for travel, lodging and related expenses, though this provision was waived during 2012.

Under the employment agreement, we may terminate Mr. Kiani’s employment for “cause,” as a result of his disability under certain circumstances or for any other reason. Similarly, Mr. Kiani may terminate his employment for “good reason,” for health reasons or for any other reason upon six months written notice to us. If Mr. Kiani is terminated for cause, he is entitled to receive his full base salary through the date of termination. If Mr. Kiani’s employment is terminated as a result of his death, his designee or estate is entitled to receive his full base salary through the date of termination and an additional amount equal to 50% of his base salary in effect as of the date of his death for each of three consecutive years following his death, which shall be paid in substantially equal monthly installments over the three-year period. If Mr. Kiani’s employment is terminated as a result of his disability, he is entitled to receive his full base salary through the date of termination and an additional amount equal to 75% of his base salary then in effect for each of two consecutive years following the date of termination, which shall be paid in substantially equal monthly installments over the two-year period.

In the event (i) of a change in control (as defined), or (ii) we terminate Mr. Kiani’s employment other than for cause, death or disability, or (iii) Mr. Kiani terminates his employment with us for good reason (as defined), Mr. Kiani will receive the following payments and benefits:

•

payment of an amount equal to his full base salary through the date of termination, if applicable, and an additional amount equal to two times the sum of (x) his base salary then in effect plus (y) the average annual bonus paid to Mr. Kiani over the prior three years, which shall be paid in installments over two years pursuant to our normal payroll practices; and

•

all of Mr. Kiani’s outstanding options or other equity awards will immediately vest, and we will issue Mr. Kiani shares of common stock underlying all options, whether or not in-the-money, without payment of the applicable exercise price, and pay the withholding tax due on the issuance of such shares of common stock, without reimbursement from Mr. Kiani.

Under the employment agreement, if any payments or benefits payable to Mr. Kiani would be subject to the excise tax under Section 4999 of the Code, Mr. Kiani will be entitled to receive an additional “gross-up” payment to cover the amount of the excise taxes other than taxes imposed by Section 409A of the Code. An independent registered public accounting firm will make the initial determination as to whether a gross-up payment is required under the employment agreement. In the event of a change in control, the cash payments must be paid to Mr. Kiani within thirty days of the change in control. Following a change in control, Mr. Kiani would not be entitled to receive any additional payments under the employment agreement.

In addition, if Mr. Kiani’s employment is terminated for any reason other than cause, he will be entitled to participate in all of our employee benefit plans and programs that he participated in as of the date of his termination for the full term of his employment agreement as long as his participation is possible under the general terms and provisions of the plans. If for any reason Mr. Kiani is not permitted to participate in any of our employee benefit plans or programs after the date of his termination, he will be entitled to reimbursement of the amount paid by Mr. Kiani to obtain similar coverage to that offered by our benefit plans and programs but only for an amount up to the amount we would otherwise have paid on behalf of Mr. Kiani as an employee of ours under his employment agreement as of the date of his termination.

For purposes of Mr. Kiani’s employment agreement, termination for “cause” generally means his termination as a result of his willful and continued failure to substantially perform his duties under his employment agreement, his willful engaging in gross misconduct materially injurious to us or his willful violation of the provisions of his confidentiality agreement with us if the violation results in demonstrably material injury to us. Any termination for cause must be approved by at least 75% of the entire membership of our Board. Termination for “good reason” under the employment agreement generally means a termination subsequent to (A) our assignment to Mr. Kiani of any duties other than those contemplated by, or any limitation of the powers of Mr. Kiani in any respect not contemplated by, his employment agreement, (B) any reduction in Mr. Kiani’s rate of compensation or fringe benefits, or (C) certain failures by us to comply with the compensation and location terms of the employment agreement. A “change in control” under the employment agreement generally means (i) the acquisition by any person or group of more than 35% of our outstanding voting stock, (ii) the acquisition of our assets that have a total fair market value of 40% or more of the total fair market value of all of our assets immediately before the acquisition by any person or group, or (iii) a change in a majority of the members of our Board in a rolling twelve month period, subject to certain limitations.

See “—Potential Payments upon Termination or Change in Control” below for a quantification of the benefits that would have been payable to Mr. Kiani if a qualifying termination or change in control had occurred as of December 29, 2012.

Offer Letters with Other Executive Officers

Messrs. Coleman, de Raad, Fishel and Lee each signed an offer letter before commencing their employment with us. The offer letters set forth each officer’s position and title, starting salary, health benefits, number of options initially received and the vesting schedule of such options. Additionally, each offer letter states that the officer’s employment is “at-will” and may be terminated at any time by either the officer or us for any reason. See “—Potential Payments upon Termination or Change in Control” below.

Employee Proprietary Agreements

Each of our named executive officers has also entered into a standard form agreement with respect to proprietary information and inventions. Among other things, this agreement obligates each named executive officer to refrain from disclosing any of our proprietary information received during the course of his employment and, with some exceptions, to assign to us any inventions conceived or developed during the course of his employment.

CEO and Executive Officer Equity Award Compensation Policy

In May 2007, our Board adopted our Equity Award Compensation Policy, which was most recently amended in May 2013. Under the Equity Award Compensation Policy, the CEO and other executive officers designated by our Committee are eligible to receive an annual non-qualified stock option grant. The policy provides that the CEO will be eligible to receive an annual option grant to purchase an aggregate of 300,000 shares of common stock and our other executive officers may receive an annual option grant to purchase such number of shares of common stock as our Committee may approve in its discretion. All options granted under the Equity Award Compensation Policy will have an exercise price equal to the fair market value of our common stock on the date of grant and vest at a rate of 20% per year over five years.

Other than as set forth in the CEO’s employment agreement (as described above), the Equity Award Compensation Policy does not represent a contractual commitment enforceable by the executives and may be modified by the Board in its discretion at any time.

2007 Severance Protection Plan

The 2007 Severance Protection Plan (the “Severance Plan”) provides the benefits set forth below to the executives who are eligible to participate in the Severance Plan and who have signed severance agreements with us (the “Severance Agreements”). The Board of Directors has the discretion to amend or terminate the Severance Plan prospectively, subject to the limitation that, in the event of a change in control, no amendments may be made during the 36 months following the change in control without a participant’s consent if it would adversely affect the participant’s benefit. The Compensation Committee is the Severance Plan Administrator.

All of the NEOs other than the CEO are participants in the Severance Plan on the terms set forth below. The following general description of the Severance Plan is qualified by the actual terms of the Severance Plan document and the individual Severance Agreements signed by the participants.

Conditions to Severance Benefits. To the extent set forth below, a participant can receive either basic severance benefits or change in control severance benefits, but not both. Generally, in order to receive a basic or change in control severance benefit, the following conditions must be met:

•

The participant must execute, within 60 days of termination, a general release of claims (which becomes irrevocable within such 60-day period), a non-disparagement agreement, an intellectual property nondisclosure agreement, and a non-competition agreement that covers the period during which the participant is receiving severance benefits;

•

(i) a participant entitled to the basic benefit must not have received any change in control severance benefits under the Severance Plan or any severance benefits equal to, or better than, the basic severance benefits pursuant to another arrangement between the participant and us and (ii) a participant entitled to the change in control benefit must not have received any basic severance benefits under the Severance Plan or any severance benefits equal to, or better than, the change in control severance benefits pursuant to an arrangement between the participant and us; and

•

the participant must waive any and all rights, benefits and privileges to severance benefits that he might otherwise be entitled to receive under any other oral or written plan, employment agreement, or arrangement with us.

Basic Severance Benefits. Messrs. de Raad, Fishel and Lee, are eligible for these benefits. Basic severance benefits are payable if a participant is terminated without “cause” (as defined below) and are the following:

•

an amount equal to annual salary determined at the highest rate in effect during the one-year period immediately prior to the date of termination, paid in monthly installments according to normal payroll practices over 12 months commencing within 60 days following the participant’s termination;

•	COBRA continuation coverage at Company expense during the 12 months following termination; and

•	the right to purchase life insurance through the Company during the 12-month period following his termination.

However, if a participant commences new employment during the one-year period following termination, any income or benefits received from new employment will reduce (on a dollar-for-dollar basis) these basic severance benefits.

Change in Control Severance Benefits. Messrs. de Raad, Fishel and Lee are eligible for the change in control severance benefits described in this paragraph. The change in control severance benefits are payable upon a covered termination (which generally consists of termination by the Company without cause or a termination by the executive for good reason upon or within a certain period after a change in control) and consist of the following:

•

if the participant has a covered termination because his current job is not offered to him on the date of the change in control, the participant will receive (i) an amount equal to his annual salary determined at the highest rate in effect during the one-year period immediately prior to the date of the covered termination, plus his average annual bonus over the three-year period prior to the change in control, and (ii) life insurance for the 12-month period following his termination;

•	if the participant has a covered termination for a reason not described in the preceding clause, instead of one times base salary, he will receive two times base salary;

•	the participant will receive COBRA continuation coverage at Company expense during the 12-month period following his termination; and

•

upon the change in control, 50% of the participant’s unvested stock options and other equity-based awards shall be fully accelerated as of the change in control and 100% of the unvested stock options and other equity-based awards shall be fully accelerated upon the participant’s termination under circumstances that entitles him to change in control severance benefits noted above.

Change in control severance amounts will be made in a lump sum cash payment within 60 days following the participant’s termination, provided that the participant has met all of the conditions for his change in control severance payment.

Provided that Mr. Coleman has a covered termination, 50% of his unvested stock options and other equity-based awards would have been fully accelerated as of the change in control.

The Plan Administrator has the right to reduce any change in control severance benefits payable to an executive to avoid triggering any “excess parachute payments” under Section 280G of the Code. In addition, the Plan Administrator may delay the payment or issuance of any severance or change in control severance benefits for up to six months as necessary to avoid the imposition of additional tax under Section 409A of the Code.

Under the Severance Plan:

•

“cause” generally means the participant’s: (i) refusal or failure to perform his duties with us or to comply in all respects with our policies or the policies of any affiliate of ours after notice of a deficiency and failure to cure the deficiency within three business days following notice from us, unless he has delivered a bona fide notice of termination for good reason to us, and the reason for the termination has not been cured by us within 30 days of receipt of notice; (ii) engagement in illegal or unethical conduct that could be injurious to us or our affiliates; (iii) commitment of one or more acts of dishonesty; (iv) failure to follow a lawful directive from our chief executive officer; or (v) indictment for any felony, or any misdemeanor involving dishonesty or moral turpitude.

•

“change in control” generally means: (i) a merger or consolidation or a sale of all or substantially all of our assets unless more than 50% of the voting securities of the surviving or acquiring entity are held by our stockholders as of immediately prior to the transaction; (ii) the approval by our stockholders of the sale of all or substantially all of our assets; or (iii) without the prior approval of our Board, the acquisition by any person or group of securities representing beneficial ownership of 50% or more of our outstanding voting securities.

•

“good reason” generally means, provided that the executive has provided us with notice of one of the following events within 15 days after it occurs, and we fail to cure the event within 30 days after receiving notice from the executive: (i) any material reduction by us in the participant’s annual salary; (ii) any requirement that the participant change his principal location of work to any location that is more than 40 miles from the address of our current principal executive offices; or (iii) any material change in the participant’s responsibilities.

Voluntary Resignation. Excluding a resignation for good reason during the period commencing upon a change in control and ending on the 36-month anniversary of the change in control, in the event a participant wishes to voluntarily resign from his employment at any time during which the Severance Plan and his Severance Agreement are effective, he has agreed to provide us with six months advance notice of his resignation.

Potential Payments upon Termination or Change in Control

The tables below estimate current value of amounts payable to our NEOs in the event that a change in control, termination of employment or both occurred on December 29, 2012. The closing price of our common stock, as reported on the Nasdaq Global Select Market, was $20.58 on December 28, 2012 (the last trading day in Masimo’s fiscal year that ended December 29, 2012). The following tables exclude certain benefits, such as accrued vacation, that are available to all employees generally. The actual amount of payments and benefits that would be provided can only be determined at the time of a change of control and/or the NEO’s qualifying separation from Masimo.

Joe Kiani

	Termination
Executive Benefits, Payments and Acceleration of Vesting of Options	Upon Death	Upon Disability	By Masimo Without Cause or by Mr. Kiani for Good Reason	Change in Control
Value of Acceleration and Stock Issuance(1)	$—	$—	$33,618,600	$33,618,600
Cash Payments	$1,125,071	$1,125,071	$2,071,407	$2,071,407
Continuation of Benefits(2)	$48,762	$48,762	$48,762	$48,762
Tax Payments:
Reimbursement of Tax Withholding on Option Exercise(3)	$—	$—	$14,382,950	$14,382,950
Excise Tax Gross-Up(4)	$—	$—	$—	$27,803,579

Total Cash Benefits and Payments	$1,173,833	$1,173,833	$50,121,719	$77,925,298

(1)

Upon the qualifying event, all unvested options become vested and the Company is required to issue shares for all outstanding options then held by Mr. Kiani without receipt of the exercise price. Accordingly, this represents the value of shares of common stock underlying all vested and unvested stock options held by Mr. Kiani as of December 29, 2012, based on (a) the option exercise price for the 240,000 vested options with an exercise price less than $20.58 per share, (b) the closing stock price of $20.58 per share, for the 1,200,000 vested and unvested options with an exercise price in excess of $20.58 per share, and (c) the closing stock price of $20.58 per share, for the 240,000 unvested options with an exercise price less than $20.58 per share.

(2)

Presumes a remaining term of the employment agreement of three years. Comprised of the cash equivalent of standard employee benefits, including health, dental and vision insurance, for 36 months, for Mr. Kiani and his dependents.

(3)

Represents the payment on behalf of Mr. Kiani to federal and state tax authorities to cover the withholding tax due on the issuance by the Company of shares of common stock underlying all vested and unvested equity awards held by Mr. Kiani as of December 29, 2012, based on the supplemental tax rate for applicable federal and state taxing authorities.

(4)

Represents a “gross-up” for purposes of Code Sections 280G and 4999 in the event of a change in control, which obligates the Company to pay the excise tax (and all associated taxes) that may be triggered as a result of an “excess parachute payment,” resulting from a change in control. The excise tax amount and payment determinations are based on the Company’s best estimate of the executive’s liabilities under Code Sections 280G and 4999, assuming the change in control occurred on December 29, 2012.

Mark P. de Raad

	Termination
Executive Benefits, Payments and Acceleration of Vesting of Options	By Masimo Without Cause Outside a Change in Control		By Masimo Without Cause or by Mr. de Raad for Good Reason in Connection with a Change in Control		Change in Control
Number of Option Shares Accelerated	—		78,000		39,000
Value of Option Shares Accelerated	$—		$9,360	(1)	$4,680	(2)
Cash Payments	$334,441		$753,394		$—
Continuation of Benefits(3)	$16,236	(4)	$17,478	(5)	$—

Total Cash Benefits and Payments	$350,677		$780,232		$4,680

(1)

Includes only the value of the accelerated in-the-money stock options held by Mr. de Raad as of December 29, 2012. Excludes 54,000 out-of-the-money stock options held by Mr. de Raad as of December 29, 2012.

(2)

Includes only the value of the accelerated in-the-money stock options held by Mr. de Raad as of December 29, 2012. Excludes 27,000 out-of-the-money stock options held by Mr. de Raad as of December 29, 2012.

(3)	Assumes that Mr. de Raad does not commence employment with another employer during the period from December 30, 2012 through December 29, 2013.
(4)	Comprised of COBRA benefits for Mr. de Raad and his dependents for 12 months.
(5)	Comprised of COBRA benefits for Mr. de Raad and his dependents for 12 months and life insurance for Mr. de Raad for 12 months.

Jon Coleman

Termination
Executive Benefits, Payments and Acceleration of Vesting of Options	By Masimo Without Cause or by Mr. Coleman for Good Reason in Connection with a Change in Control
Number of Option Shares Accelerated	42,000
Value of Option Shares Accelerated(1)	$4,680

Total Acceleration of Vesting of Options	$4,680

(1)

Includes only the value of the accelerated in-the-money stock options held by Mr. Coleman as of December 29, 2012. Excludes 30,000 out-of-the-money stock options held by Mr. Coleman as of December 29, 2012.

Rick Fishel

	Termination
Executive Benefits, Payments and Acceleration of Vesting of Options	By Masimo Without Cause Outside a Change in Control		By Masimo Without Cause or by Mr. Fishel for Good Reason in Connection with a Change in Control		Change in Control
Number of Option Shares Accelerated	—		84,000	(1)	42,000	(2)
Value of Option Shares Accelerated	$—		$9,360	(3)	$4,680	(4)
Cash Payments	$335,669		$755,813		$—
Continuation of Benefits(5)	$11,292	(6)	$12,534	(7)	$—

Total Cash Benefits and Payments	$346,961		$777,707		$4,680

(1)	Includes 1,955 option shares that are not beneficially owned by Mr. Fishel.
(2)	Includes 978 option shares that are not beneficially owned by Mr. Fishel.
(3)

Includes only the value of the accelerated in-the-money stock options held by Mr. Fishel as of December 29, 2012. Excludes 60,000 out-of-the-money stock options held by Mr. Fishel as of December 29, 2012.

(4)

Includes only the value of the accelerated in-the-money stock options held by Mr. Fishel as of December 29, 2012. Excludes 30,000 out-of-the-money stock options held by Mr. Fishel as of December 29, 2012.

(5)	Assumes that Mr. Fishel does not commence employment with another employer during the period from December 30, 2012 through December 29, 2013.
(6)	Comprised of COBRA benefits for Mr. Fishel and his dependent for 12 months.
(7)	Comprised of COBRA benefits for Mr. Fishel and his dependent for 12 months and life insurance for Mr. Fishel for 12 months.

Yongsam Lee

	Termination
Executive Benefits, Payments and Acceleration of Vesting of Options	By Masimo Without Cause Outside a Change in Control		By Masimo Without Cause or by Mr. Lee for Good Reason in Connection with a Change in Control		Change in Control
Number of Option Shares Accelerated	—		84,000		42,000
Value of Option Shares Accelerated	$—		$9,360	(1)	$4,680	(2)
Cash Payments	$329,244		$739,772		$—
Continuation of Benefits(3)	$16,236	(4)	$17,046	(5)	$—

Total Cash Benefits and Payments	$345,480		$766,178		$4,680

(1)	Includes only the value of the accelerated in-the-money stock options held by Mr. Lee as of December 29, 2012. Excludes 60,000 out-of-the-money stock options held by Mr. Lee as of December 29, 2012.
(2)	Includes only the value of the accelerated in-the-money stock options held by Mr. Lee as of December 29, 2012. Excludes 30,000 out-of-the-money stock options held by Mr. Lee as of December 29, 2012.
(3)	Assumes that Mr. Lee does not commence employment with another employer during the period from December 30, 2012 through December 29, 2013.
(4)	Comprised of COBRA benefits for Mr. Lee and his dependents for 12 months.
(5)	Comprised of COBRA benefits for Mr. Lee and his dependents for 12 months and life insurance for Mr. Lee for 12 months.

Non-Employee Director Compensation

We have adopted a non-employee director compensation policy. Under this policy, our Audit Committee chairperson receives an annual cash retainer of $40,000, payable on a quarterly basis in arrears. Except as otherwise provided by our Board or Compensation Committee, no other non-employee director is entitled to receive any cash compensation for his service on our Board or any committee thereof. However, our non-employee directors are entitled to reimbursement for their reasonable expenses incurred in connection with attending meetings of our Board and committees thereof and performing their functions and duties as directors.

Our Board has adopted the following policy with respect to granting stock options to non-employee directors. Our Audit Committee chairperson received a stock option grant for 150,000 shares of common stock, which vests at a rate of 20% per year on each anniversary of the grant date. Upon first becoming a member of our Board of Directors, unless otherwise determined by our Compensation Committee, each non-employee director other than our Audit Committee chairperson is eligible to receive an option to purchase 50,000 to 100,000 shares of our common stock that vests at a rate of 20% per year on each anniversary of the grant date. Our Compensation Committee will determine the size of the award to be made. Upon the vesting of 60% of the initial option award to our Audit Committee chairperson and other outside directors, our Audit Committee chairperson or other outside director, as applicable, is eligible to receive an additional option grant to purchase 20,000 shares that vest at a rate of 20% per year on each anniversary of the grant date. All awards made to our non-employee directors in the future will be approved by our Compensation Committee and made under our 2007 Plan or a successor plan. Because we awarded two option grants to our outside directors in fiscal 2011, we did not grant any type of equity award to our non-employee directors during fiscal 2012. Our Audit Committee chairperson was the only non-employee director who received cash compensation for his Board and committee service in fiscal 2012. The non-employee director compensation policy does not represent a contractual commitment enforceable by any director and it may be modified by the Board in its discretion at any time.

The following table sets forth summary information concerning compensation paid or accrued for services rendered to us in all capacities to the members of our Board of Directors for the fiscal year ended December 29, 2012.

Name(1)(2)	Fees Earned or Paid in Cash		Option Awards(3)	All Other Compensation	Total
Steven J. Barker, Ph.D., M.D.	$—		$—	$—	$—
Edward L. Cahill	—		—	—	—
Robert Coleman, Ph.D.	—		—	—	—
Sanford Fitch	40,000	(3)	—	—	40,000
Jack Lasersohn	—		—	—	—

(1)

Joe Kiani, our Chairman and Chief Executive Officer and a named executive officer, is not included in this table as he is an employee of ours and therefore receives no compensation for his service as a director. Mr. Kiani’s compensation is included in the “Summary Compensation Table” above.

(2)

As of December 29, 2012, each of our non-employee directors held the following number of options: Steven J. Barker, Ph.D., M.D.—190,000; Edward L. Cahill—80,000; Robert Coleman, Ph.D.—199,400; Sanford Fitch—115,000; and Jack Lasersohn—110,000.

(3)	Consists of an annual retainer paid to our Audit Committee chairperson pursuant to our non-employee director compensation policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of July 15, 2013, with respect to the beneficial ownership of shares of our common stock by:

•	each person or group known to us to be the beneficial owner of more than five percent of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our current directors and executive officers as a group.

This table is based upon information supplied by officers, directors and principal stockholders and a review of Schedules 13D and 13G, if any, filed with the SEC. Other than as set forth below, we are not aware of any other beneficial owner of more than five percent of our common stock as of July 15, 2013. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 56,480,186 shares of common stock outstanding as of July 15, 2013, adjusted as required by rules promulgated by the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable on or before September 13, 2013, which is 60 days after July 15, 2013. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Masimo Corporation, 40 Parker, Irvine, California 92618.

	Beneficial Ownership of Common Stock
Name of Beneficial Owner	Number of Shares	Percent of Class(1)
Named Executive Officers and Directors:
Joe Kiani(2)	6,160,114	10.7%
Mark P. de Raad(3)	272,660	*
Jon Coleman(4)	156,410	*
Rick Fishel(5)	197,792	*
Yongsam Lee(6)	255,000	*
Steven J. Barker, Ph.D., M.D.(7)	170,000	*
Edward L. Cahill(8)	75,000	*
Robert Coleman, Ph.D.(9)	170,200	*
Sanford Fitch(10)	134,000	*
Jack Lasersohn(11)	71,000	*
Total Shares Held By Current Executive Officers and Directors (13 persons)(12)	7,928,176	13.4%
5% Stockholders:
Joe Kiani(2)	6,160,114	10.7%
BlackRock, Inc.(13)	3,913,696	6.9%
Janus Capital Management LLC(14)	6,994,594	12.4%
The Vanguard Group(15)	2,975,275	5.3%

*	Less than one percent.

(1)

For each person and group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of 56,480,186 shares of common stock outstanding as of July 15, 2013, plus the number of shares of common stock that such person or group had the right to acquire within 60 days after July 15, 2013.

(2)

Comprised of 719,241 shares held directly, 3,982,500 shares held in three trusts for which Mr. Kiani is the sole trustee, 359,000 shares held in one trust for which the reporting person is not the trustee, 9,000 shares held by an immediate family member of Mr. Kiani, 10,373 shares held for Mr. Kiani’s account under our Retirement Savings Plan and options to purchase 1,080,000 shares of common stock that are exercisable within 60 days after July 15, 2013. As of July 15, 2013, an aggregate of 1,432,209 shares of common stock owned by the Kiani Family Remainder Trust and beneficially owned by Mr. Kiani were pledged as collateral for a personal loan issued to the trustee of the Kiani Family Remainder Trust. See “Hedging and Pledging Policies” above.

(3)

Comprised of 2,660 shares held for Mr. de Raad’s account under our Retirement Savings Plan and options to purchase 270,000 shares of common stock that are exercisable within 60 days after July 15, 2013.

(4)

Comprised of 410 shares of common stock held for Mr. Coleman’s account under our Retirement Savings Plan and options to purchase 156,000 shares of common stock that are exercisable within 60 days after July 15, 2013.

(5)	Comprised of 15,000 shares of common stock held directly and options to purchase 182,792 shares of common stock that are exercisable within 60 days after July 15, 2013.
(6)	Comprised of 69,000 shares of common stock held directly and options to purchase 186,000 shares of common stock that are exercisable within 60 days after July 15, 2013.
(7)	Comprised of 20,000 shares of common stock held directly and options to purchase 150,000 shares of common stock that are exercisable within 60 days after July 15, 2013.
(8)	Comprised of 35,000 shares of common stock held directly and options to purchase 40,000 shares of common stock that are exercisable within 60 days after July 15, 2013.
(9)	Comprised of 70,200 shares of common stock held directly and options to purchase 100,000 shares of common stock that are exercisable within 60 days after July 15, 2013.
(10)	Comprised of 35,000 shares of common stock held directly and options to purchase 99,000 shares of common stock that are exercisable within 60 days after July 15, 2013.
(11)	Comprised of 1,000 shares of common stock held directly and options to purchase 70,000 shares of common stock that are exercisable within 60 days after July 15, 2013.
(12)

Comprised of shares included under “Named Executive Officers and Directors,” and options to purchase an aggregate of 266,000 shares of common stock held by three of our other executive officers that are exercisable within 60 days after July 15, 2013.

(13)

BlackRock, Inc. (“BlackRock”) filed a Schedule 13G/A on February 5, 2013, reporting that it had sole voting and dispositive power with respect to an aggregate of 3,913,696 shares in its capacity as a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) under the Exchange Act. BlackRock’s address is 40 East 52nd Street, New York, New York 10022.

(14)

Janus Capital Management LLC (“Janus”) filed a Schedule 13G/A on February 14, 2013, reporting that it had sole voting and dispositive power with respect to an aggregate of 6,994,594 shares in its capacity as an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(G) under the Exchange Act and as a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) under the Exchange Act. Janus’ address is 151 Detroit Street, Denver, Colorado 80206.

(15)

The Vanguard Group (“Vanguard”) filed a Schedule 13G on February 13, 2013, reporting that it had sole dispositive power with respect to 2,905,507 shares and shared dispositive power with respect to 69,768 shares, for an aggregate total of 2,975,275 shares in its capacity as an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) under the Exchange Act. Vanguards’ address is 100 Vanguard Blvd., Malvern, PA 19355.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth additional information as of December 29, 2012 with respect to the shares of common stock that may be issued upon the exercise of options and other rights under our existing equity compensation plans and arrangements in effect as of December 29, 2012. The information includes the number of shares covered by, and the weighted average exercise price of, outstanding options and the number of shares remaining available for future grant, excluding the shares to be issued upon exercise of outstanding options.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	8,368,105	$22.78	4,934,149
Equity compensation plans not approved by security holders(3)	—	—	—

Total	8,368,105	$22.78	4,934,149

(1)

Comprised of the Third Amended and Restated 1996 Incentive Stock Option Nonqualified Stock Option and Restricted Stock Purchase Plan, the 2004 Incentive Stock Option Nonqualified Stock Option and Restricted Stock Purchase Plan and the 2007 Stock Incentive Plan (the “2007 Plan”).

(2)

Comprised solely of shares subject to awards available for future issuance under the 2007 Plan. Pursuant to the terms of the 2007 Plan, the share reserve of the 2007 Plan will automatically increase on the first day of each fiscal year, through fiscal 2017, by three percent of the aggregate number of shares of our common stock outstanding as of the last day of the immediately preceding fiscal year, or such lesser amount, including zero, determined by our Board or our Compensation Committee prior to the commencement of the fiscal year.

(3)	As of December 29, 2012, we did not have any equity compensation plans that were not approved by our stockholders.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of our Board has selected Grant Thornton LLP (“Grant Thornton”) as our independent auditors for the fiscal year ending December 28, 2013, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting.

Grant Thornton was appointed as our independent auditors in July 2006 and has reported on our consolidated financial statements as of and for the years ended December 31, 2005, December 31, 2006, December 29, 2007, January 3, 2009, January 2, 2010, January 1, 2011, December 31, 2011 and December 29, 2012. The decision to select Grant Thornton as our independent auditors for the fiscal year ending December 28, 2013 was recommended by our Audit Committee and approved by our Board.

Representatives of Grant Thornton are expected to be present at the Annual Meeting. The representatives of Grant Thornton will be able to make a statement at the meeting if they wish and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require that our stockholders ratify the selection of Grant Thornton as our independent auditors. However, the Audit Committee is submitting the selection of Grant Thornton to the stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of Masimo and our stockholders.

Although our stockholders are not required to ratify the selection of Grant Thornton as our independent auditors, because we have submitted the ratification of our auditors for approval by stockholders, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the Annual Meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) will be required to ratify the selection of Grant Thornton as our independent auditors for the fiscal year ending December 28, 2013.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE FOR THE RATIFICATION OF THE SELECTION OF GRANT THORNTON

LLP AS OUR INDEPENDENT AUDITORS FOR OUR FISCAL YEAR ENDING

DECEMBER 28, 2013.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to Masimo for the fiscal years ended December 29, 2012 and December 31, 2011 by Grant Thornton, our independent auditors for such periods. All fees described below were approved by the Audit Committee.

	Fiscal Year Ended
	December 29, 2012	December 31, 2011
Audit Fees(1)	$1,069,460	$1,237,362
Audit-Related Fees(2)	106,317	62,142
Tax Fees(3)	176,827	152,868
All Other Fees	—	—

Total Fees	$1,352,604	$1,452,372

(1)

Audit fees consist of fees billed for services rendered for the audit of our consolidated annual financial statements, including performance of the attestation procedures required by Section 404 of the Sarbanes-Oxley Act of 2002, review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Grant Thornton in connection with statutory and regulatory filings or engagements.

(2)

Audit-related fees consist of fees for assurance and related services that are traditionally performed by the independent auditors and include fees reasonably related to the performance of the audit or review of our interim consolidated financial statements and not reported under the caption “Audit Fees.” For the fiscal year ended December 29, 2012, these services included fees primarily for the audit of our retirement savings plan and consultation services on various accounting issues related to our acquisitions. For the fiscal year ended December 31, 2011, these services included fees primarily for the audit of our retirement savings plan and consultation services related to the impact of future accounting pronouncements on our consolidated financial statements.

(3)	Tax fees consist of fees for preparation of our federal and state income tax returns, general consultation and international tax research.

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy for the pre-approval of audit and non-audit services rendered by our independent auditors, Grant Thornton. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditors or on an individual explicit case-by-case basis before the independent auditors are engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. By the adoption of this policy, the Audit Committee has delegated the authority to pre-approve services to the Chairperson of the Audit Committee, subject to certain limitations.

The Audit Committee has determined that the rendering of the services other than audit services by Grant Thornton is compatible with maintaining the independent auditor’s independence.

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we are providing our stockholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers, which is described in this Proxy Statement in the section titled “Compensation Discussion and Analysis” beginning on page 24, and the compensation tables beginning on page 38, and any related narrative discussion contained in this Proxy Statement.

2012 was a year of many significant achievements for Masimo, with product revenue increasing 14% and overall revenue, which includes royalties, increasing 12%. In addition, our total stockholder return, measured as the increase in our stock price adjusted for a dividend paid, for fiscal 2012 was 15.5% and our Return on Equity, as measured by net income divided by average stockholders’ equity, continues to be very strong at 22.6% in 2012. These financial strengths were offset, however, by the slight decline in net income from $63.7 million to $62.3 million and the slight increase in earnings per diluted share from $1.05 to $1.07.

Our compensation decisions for 2012 reflected not only our operational performance, but also took into account concerns expressed by our stockholders regarding our equity grants in 2011 and certain perquisites. As a result:

•

Although the overall achievement of our financial objectives of adjusted revenues and EPS and operational objectives under the annual bonus plan would have justified a payout at 90% of target, the Compensation Committee determined, as a result of many factors, including the Company’s overall EPS performance, that a 73% payout percentage was appropriate;

•	No equity awards were granted in 2012, resulting in NEO compensation for 2012 being substantially below 2011 compensation levels;

•	Effective as of January 1, 2012, gross-up payments on travel reimbursement have been waived by Mr. Kiani;

•	Based upon the recommendation of Mr. Kiani, his base salary for 2013 was temporarily reduced by 5%; and

•	Commencing in 2012, executive perquisites are a very small proportion of executive compensation, amounting to 0.2% of 2012 total executive compensation as reported in the Summary Compensation Table.

In September 2012, the Compensation Committee retained the services of FW Cook, a nationally recognized independent compensation consulting firm, to advise it on, among other things: (i) say-on-pay voting considerations; (ii) CEO compensation analysis; (iii) pay for performance analysis; and (iv) long-term incentive alternatives. The Compensation Committee continues to work with FW Cook on the Committee’s evaluation of these and other compensation related topics to serve the best interests of the Company and its stockholders.

As a result of these factors, the Compensation Committee believes that the compensation plans and objectives are appropriately incentivizing the members of the executive management team and that the plans in place will be sufficient to continue to incentivize the entire management team going forward. Stockholders are urged to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

In light of the above, we believe that the compensation of our named executive officers for fiscal 2012 was appropriate and reasonable and reflected our Company’s performance for the year.

Accordingly, the following resolution will be submitted for a stockholder vote at the Annual Meeting:

“RESOLVED, that the stockholders of Masimo Corporation approve, on an advisory basis, our named executive officer compensation, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, in this Proxy Statement.”

While this stockholder vote on executive compensation is merely advisory and will not be binding upon us or the Board or our Compensation Committee, we value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes of ownership of common stock and our other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 29, 2012, our officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements applicable to them.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Related Person Transactions Policy and Procedures

We adopted a written Related Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of transactions with related persons. For purposes of our policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) and any “related person” were, are or will be participants involving an amount that exceeds $120,000. For purposes of the policy, a related person is:

•

any person who is or was a director or executive of ours since the beginning of our immediately preceding fiscal year or an immediate family member of, or person sharing a household with, any of the foregoing individuals;

•

any person known by us to be the beneficial owner of more than five percent of any class of our outstanding voting securities or, if the beneficial owner is an individual, an immediate family member of, or person sharing a household with, any of the foregoing individuals; and

•

any firm, corporation or other entity in which any of the foregoing individuals is employed or is a general partner or principal or in a similar position, or in which any of the foregoing individuals has a five percent or greater beneficial interest.

Under the policy, prior to entering into a related person transaction, our legal department must present information regarding the proposed related person transaction to our Nominating, Compliance and Corporate Governance Committee for approval at its next regularly scheduled meeting (or, where our legal department, in consultation with our Chief Executive Officer or Chief Financial Officer, determines that it is not practicable to or desirable to wait until the next meeting of the Nominating, Compliance and Corporate Governance Committee, to the Chairperson of our Nominating, Compliance and Corporate Governance Committee, who is authorized under the policy to act on behalf of the Nominating, Compliance and Corporate Governance Committee with respect to matters covered by the policy between meetings of the Nominating, Compliance and Corporate Governance Committee).

To identify proposed related person transactions in advance, our legal department relies on information supplied by our directors, executive officers or our business unit or function/department leader responsible for the proposed related person transaction. In considering related person transactions, the Nominating, Compliance and Corporate Governance Committee (or the Chairperson of the Nominating, Compliance and Corporate Governance Committee) takes into account all relevant facts and circumstances related to the proposed transaction. In the event a member of the Nominating, Compliance and Corporate Governance Committee, or any immediate family member or affiliate of a member of the Nominating, Compliance and Corporate Governance Committee is the related person, such member of the Nominating, Compliance and Corporate Governance

Committee person is prohibited from participating in any review, consideration or approval of the related person transaction. The policy requires that the Nominating, Compliance and Corporate Governance Committee will only approve a related person transaction if it determines that the transaction is in, or is not inconsistent with, our best interests and the best interests of our stockholders.

Under the policy, the following related person transactions are deemed to be pre-approved by the Nominating, Compliance and Corporate Governance Committee regardless of the amount involved:

•	employment and compensation of our executive officers, subject to certain exceptions;

•	compensation of our directors, subject to certain exceptions;

•

certain transactions between us and an unrelated third party entity in which the related person’s only relationship with the third party is as an employee (other than an executive officer), director or beneficial owner of less than 10% of the other entity’s shares, subject to certain limitations;

•	certain contributions to the Masimo Foundation and certain other charitable contributions; and

•	transactions in which all of our security holders receive the same benefit on a pro rata basis.

The policy also permits our Nominating, Compliance and Corporate Governance Committee to ratify, amend, rescind or terminate any related person transaction that is not pre-approved in accordance with the terms above.

Transactions with Related Persons

The following is a description of transactions or series of transactions since January 1, 2012, or any currently proposed transaction, to which we were or are to be a participant in which the amount involved in the transaction or series of transactions exceeds $120,000, and in which any of our directors, executive officers or persons who we know held more than five percent of any class of our capital stock, including their immediate family members, had or will have a direct or indirect material interest, other than compensation arrangements that are described under “Compensation Discussion and Analysis—Employment Agreement and Offer Letters” above.

Cercacor Laboratories, Inc.

Cercacor Laboratories, Inc. (“Cercacor”) is an independent entity spun off from us to our stockholders in 1998. Joe Kiani and Jack Lasersohn, members of our Board, are also members of the board of directors of Cercacor. Joe Kiani, our Chairman and Chief Executive Officer, is also the Chairman and Chief Executive Officer of Cercacor. We are a party to a cross-licensing agreement with Cercacor, which was amended and restated effective January 1, 2007 (the “Cross-Licensing Agreement”), that governs each party’s rights to certain of the intellectual property held by the two companies. Pursuant to the Cross-Licensing Agreement, from January 1, 2012 through December 31, 2012, we paid Cercacor $5.0 million in royalty payments. In addition, to accelerate the product development of Masimo’s total hemoglobin spot check measurement device, in February 2009, Masimo agreed to fund additional Cercacor engineering expenses. Specifically, these expenses included third party engineering materials and supplies expense as well as 50% of total Cercacor engineering and engineering related payroll expenses from April 2009 until completion of the product development efforts. Beginning in 2012, due to a revised estimate of the support required by Masimo to complete the various total hemoglobin related projects, Masimo’s Board approved an increase in the percentage of Cercacor’s total engineering and engineering related payroll expenses funded by Masimo from 50% to 60%. These expenses totaled $3.6 million from January 1, 2012 through December 31, 2012.

Prior to our initial public offering in August 2007, our stockholders owned approximately 99.9% of the outstanding capital stock of Cercacor, and we believe that as of July 15, 2013, a number of stockholders of Cercacor continued to own shares of our common stock. Mr. Kiani is the only stockholder of Cercacor who owns 5% or more of Masimo’s outstanding voting stock.

Indemnification Agreements with Directors and Executive Officers

We have entered into indemnity agreements with our directors and executive officers under which we agreed to indemnify those individuals under the circumstances and to the extent provided for in the agreements, for expenses, damages, judgments, fines, settlements and any other amounts they may be required to pay in actions, suits or proceedings which they are or may be made a party or threatened to be made a party by reason of their position as a director, officer or other agent of ours, and otherwise to the fullest extent permitted under Delaware law and our bylaws. We also have an insurance policy covering our directors and executive officers with respect to certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, or otherwise. We believe that these provisions and insurance coverage are necessary to attract and retain qualified directors, officers and other key employees.

Registration Rights

Pursuant to our Fifth Amended and Restated Registration Rights Agreement dated September 14, 1999, certain stockholders affiliated with two of our directors, Messrs. Cahill and Lasersohn, have the right in specified circumstances to require us to register their shares under the Securities Act of 1933, as amended, for resale to the public. Generally, we are required to bear all registration and selling expenses incurred in connection with any registration required by these stockholders, other than underwriting discounts and commissions. We are also required to bear the reasonable fees and expenses of one counsel for the selling stockholders in each registration.

HOUSEHOLDING

A copy of our Annual Report on Form 10-K for the fiscal year ended December 29, 2012, as filed with the SEC on February 15, 2013, as amended by Amendment No. 1 to our Annual Report on Form 10-K/A for the fiscal year ended December 29, 2012, as filed with the SEC on April 29, 2013 (the “Form 10-K”), which is our 2012 annual report, is being mailed to you along with this Proxy Statement. We are sending only one annual report and proxy statement to “street name” stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if you are residing at such an address and wish to receive a separate annual report or proxy statement in the future, you may request them by calling our Corporate Secretary at (949) 297-7000, or by submitting a request in writing to our Corporate Secretary, c/o Masimo Corporation, 40 Parker, Irvine, California 92618, and we will promptly deliver a separate annual report and proxy statement to you. If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting the Corporate Secretary in the same manner described above.

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 29, 2012, as filed with the SEC on February 15, 2013, as amended by Amendment No. 1 to our Annual Report on Form 10-K/A for the fiscal year ended December 29, 2012, as filed with the SEC on April 29, 2013 (the “Form 10-K”), is available without charge upon written request to Corporate Secretary, c/o Masimo Corporation, 40 Parker, Irvine, California 92618.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON OCTOBER 2, 2013:

The Proxy Statement, the Masimo Corporation Annual Report on Form 10-K for the fiscal year ended December 29, 2012, as amended, and the Proxy Card are available at www.proxyvote.com.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Chairman & Chief Executive Officer

August 28, 2013

You are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy or submit your proxy through the Internet or by telephone as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience if you wish to submit your proxy by mail. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Directions to the Annual Meeting of Stockholders of Masimo Corporation

Masimo Corporation

40 Parker Irvine, California 92618 (949) 297-7000

From the North (Los Angeles/Long Beach/John Wayne Airport)

Take 405 Fwy South. Exit Bake Parkway

Turn Left on BAKE PKWY go 2.84 miles

Turn Left on IRVINE BLVD/TRABUCO RD—go 0.20 miles

Turn Right on PARKER—go 0.10 miles

Arrive at 40 PARKER, IRVINE, on the Left

From the South (San Diego and points South of Irvine)

Take 5 Fwy North. Exit Bake Parkway

Turn Right on BAKE PKWY go 2.84 miles

Turn Left on IRVINE BLVD/TRABUCO RD—go 0.20 miles

Turn Right on PARKER—go 0.10 miles

Arrive at 40 PARKER, IRVINE, on the Left

From the East (Riverside County)

Take the 91 Fwy West or the 55 Fwy South

Take 5 Fwy South. Exit Bake Parkway

Turn Left on BAKE PKWY go 2.84 miles

Turn Left on IRVINE BLVD/TRABUCO RD—go 0.20 miles

Turn Right on PARKER—go 0.10 miles

Arrive at 40 PARKER, IRVINE, on the Left

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:00 p.m., Pacific Time, on September 30, 2013.

Vote by Internet • Go to www.investorvote.com/MASI • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

•   Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone. There is NO CHARGE to you for the call.

•   Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR IN PROPOSAL NO. 1, FOR THE APPROVAL OF PROPOSAL NO. 2 AND FOR THE APPROVAL OF PROPOSAL NO. 3.

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

Proposals

The Board of Directors recommends a vote FOR each of the following proposals:

1.	Election of Class III Directors:	For	Against	Abstain
	01 - Mr. Joe Kiani	☐	☐	☐
	02 - Mr. Jack Lasersohn	☐	☐	☐
2.	To ratify the selection of Grant Thornton LLP as the Company’s independent auditors for fiscal year 2013.	☐	☐	☐
3.	Advisory vote to approve named executive officer compensation.	☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy is governed by the laws of the State of Delaware.

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name or names appear hereon. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please give full title as such. If shares are held jointly, each holder must sign. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

01GPJD

You can view the Annual Report and Proxy Statement

on the Internet at www.masimo.com

   IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

+

Proxy — MASIMO CORPORATION

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 2, 2013

MASIMO CORPORATION

40 PARKER, IRVINE, CALIFORNIA 92618

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Joe Kiani and Mark P. de Raad, and each of them, with full power of substitution as proxies and agents, in the name of the undersigned, to attend the Annual Meeting of Stockholders of Masimo Corporation, a Delaware corporation (“Masimo”), to be held at Masimo’s principal executive offices at 40 Parker, Irvine, California 92618, on Wednesday, October 2, 2013, at 10:00 a.m. local time, or any adjournment or postponement thereof, and to vote the number of shares of Masimo’s capital stock that the undersigned would be entitled to vote, and with all the power the undersigned would possess, if personally present, as specified on the reverse side.

A	Non-Voting Items
Change of Address — Please print new address below.		Comments — Please print your comments below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – C ON BOTH SIDES OF THIS CARD.	+